UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NETGEAR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2025 Annual Meeting of Stockholders

To Our Stockholders:

We are looking forward to our upcoming Annual Meeting, which we are pleased to be hosting virtually this year to help enhance stockholder participation. A virtual format provides each stockholder the same opportunity to participate as they would at an in-person meeting regardless of geographic location. We value your input and encourage your attendance. Your vote is important.

To attend, go to www.virtualshareholdermeeting.com/NTGR2025 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time. As there will not be a physical location for our Annual Meeting, no stockholders will attend in-person.

2025 Annual Meeting of Stockholders Thursday, May 29, 2025 10:00 a.m. Pacific Daylight Time BY PHONE Call the telephone number on your proxy card
Agenda Item		Board Recommendation	For more information
1.	To elect the Board’s seven (7) nominees for director to serve until the next Annual Meeting of Stockholders	FOR (all nominees)	Page 6
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR	Page 22
3.	To approve the non-binding advisory proposal regarding executive compensation	FOR	Page 25
4.	To approve the NETGEAR, Inc. 2025 Equity Incentive Plan	FOR	Page 29
5.	To approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of our common stock available for sale thereunder by 1,500,000 shares	FOR	Page 38

We also will consider any other matters that may properly be brought before the Annual Meeting (and any postponements or adjournments of the Annual Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Note for Street-Name Holders: If you hold your shares in street name, it is critical that you cast your vote if you want it to count in Proposal One, Proposal Three, Proposal Four and Proposal Five. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three, Proposal Four or Proposal Five, no votes will be cast on your behalf for those Proposals. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 29, 2025 (the “Annual Meeting”): Both the proxy statement and NETGEAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available electronically at https://investor.netgear.com/financials/sec-filings/default.aspx and www.proxyvote.com.

By order of the Board of Directors,

Charles (CJ) Prober

Chief Executive Officer

San Jose, California

April 18, 2025

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

BY MAIL

Sign, date and return your proxy card in the enclosed envelope

BY INTERNET

Online at the Meeting

Attend the Annual Meeting virtually at www.virtualshareholder meeting.com/NTGR 2025 and follow the instructions on the website

Online Before the Meeting

Visit www.proxyvote.com

1	GENERAL INFORMATION
	1	Notice of Internet Availability of Proxy Materials
	1	Voting Procedures
	2	Methods of Voting
	2	Revoking Your Proxy
	3	Quorum Requirement
	3	Votes Required for Each Proposal
	3	Abstentions
	3	Broker Non-Votes
	4	Proxy Solicitation Costs
	4	Deadline for Receipt of Stockholder Proposals or Director Nominations for 2025 Annual Meeting
	5	Stockholder Communications to Directors
6	PROPOSAL ONE ELECTION OF DIRECTORS
	6	Nominees
	6	Information Concerning the Nominees and Incumbent Directors
	10	Board of Directors’ Recommendation
	11	Board and Committee Meetings
	14	Audit Committee
	14	Compensation and Talent Committee
	14	Nominating and Corporate Governance Committee
	14	Policy for Director Recommendations and Nominations
	16	Corporate Governance Policies and Practices
	17	Related Party Transactions
	18	Stockholder Engagement
	18	Board Leadership Structure
	19	Risk Management
	19	Succession Planning
	20	Director Compensation
	21	Fiscal Year 2024 Director Compensation
	21	Director Stock Ownership Guidelines
	21	Compensation and Talent Committee Interlocks and Insider Participation
22	PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	22	Audit and Related Fees
	23	Board of Directors’ Recommendation
24	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
25	PROPOSAL THREE APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
	25	Board of Directors’ Recommendation

29	PROPOSAL FOUR
APPROVAL OF THE NETGEAR, INC. 2025 EQUITY INCENTIVE PLAN
	29	General
	29	Why Shareholders Should Support the Plan
	30	The 2025 Plan Combines Compensation and Governance Best Practices
	31	Description of the 2025 Equity Incentive Plan
	35	Summary of U.S. Federal Income Tax Consequences
	36	New Plan Benefits
	37	Vote Required and Board of Directors’ Recommendation
38	PROPOSAL FIVE APPROVAL OF AMENDMENT TO THE NETGEAR, INC. 2003 EMPLOYEE STOCK PURCHASE PLAN
	38	Summary of the Purchase Plan
	40	Participation in Purchase Plan Benefits
	41	Vote Required and Board of Directors’ Recommendation
42	COMPENSATION DISCUSSION AND ANALYSIS
	42	Letter from Our Compensation and Talent Chair
	44	Executive Summary
	46	General Compensation Philosophy
	46	Designing a Competitive Compensation Package
	48	Compensation and Talent Committee Consultant
	48	Compensation Components
	48	2024 NEO Compensation
	54	Other Benefits and Perquisites
	54	Other Compensation Policies and Information
57	COMPENSATION AND TALENT COMMITTEE REPORT
58	EXECUTIVE COMPENSATION TABLES
	58	Summary Compensation Table
	60	Grants of Plan-Based Awards in Fiscal Year 2024
	64	Outstanding Equity Awards at 2024 Fiscal Year-End
	65	Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off
	66	Option Exercises and Stock Vested in Fiscal Year 2024
	67	Pension Benefits and other Nonqualified Deferred Compensation Plans
	67	Potential Payments upon Termination or Change in Control
	71	CEO Pay Ratio
	72	Pay Versus Performance
	75	Equity Compensation Plan Information
76	STOCK OWNERSHIP INFORMATION
	76	Security Ownership of Certain Beneficial Owners and Management
78	OTHER MATTERS
79	LEGAL MATTERS
80	APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP MEASURES
81	APPENDIX B: PROPOSED 2025 EQUITY INCENTIVE PLAN
95	APPENDIX C: PROPOSED 2003 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

2025 PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2025 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, May 29, 2025. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2025. Please be sure to check in by 9:45 a.m. Pacific Daylight Time on May 29, 2025, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/NTGR2025.

This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 18, 2025 to all of our stockholders as of the record date, March 31, 2025. Stockholders who owned NETGEAR common stock at the close of business on March 31, 2025 are entitled to attend and vote at the Annual Meeting. A list of our record stockholders as of the close of business on the record date will be made available at our headquarters located at 350 E. Plumeria Drive, San Jose, California 95134, during normal business hours for 10 days prior to the meeting. To access the list of record stockholders beginning May 19, 2025 and until the meeting, stockholders should email stockadmin@netgear.com. A stockholder may examine the list for any legally valid purpose related to the meeting. On the record date, approximately 28,781,771 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 66 stockholders of record as of the record date and our common stock was held by approximately 18,000 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2024, online at the following address: https://materials.proxyvote.com.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Questions for Management and the Board at the Annual Meeting

We plan to have a Q&A session at the Annual Meeting. Stockholders may submit questions that are relevant to our business live during the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/NTGR2025.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The five (5) proposals that will be presented at the Annual Meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” through “Proposal Five” below. Each share of NETGEAR common stock you own entitles you to one vote.

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 31, 2025.

2025 PROXY STATEMENT	1

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chief Executive Officer, Charles (CJ) Prober, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the Annual Meeting. In this way, your shares will be voted even if you are unable to attend the Annual Meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•
FOR the election of the director nominees identified in Proposal One;
•
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•
FOR the non-binding advisory proposal regarding executive compensation;
•
FOR the approval of the NETGEAR, Inc. 2025 Equity Incentive Plan; and
•
FOR the amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of our common stock available for sale thereunder by 1,500,000 shares.

Voting over the Internet or by Telephone. If you received the Notice (as described above), you can vote by proxy over the Internet or by telephone by following the instructions provided on the Notice.

Voting Electronically at the Annual Meeting. If you plan to attend the virtual Annual Meeting, you may vote your shares electronically by using the 16-digit control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/NTGR2025. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2025. You may log-in beginning at 9:45 a.m. Pacific Daylight Time, on Thursday, May 29, 2025.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2024 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•
sign and return another proxy bearing a later date;
•
provide written notice of the revocation to the Company’s Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the Annual Meeting; or
•
attend and vote electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

2	2025 PROXY STATEMENT

Quorum Requirement

A quorum, which is a majority of our outstanding shares entitled to vote at the Annual Meeting, must be present in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the Annual Meeting, are as follows:

Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the seven (7) director nominees. Pursuant to our Bylaws, in an uncontested election, a nominee for director will be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Pursuant to our Corporate Governance Guidelines, our Board of Directors will nominate for election or re-election as Directors only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (a) the failure to receive the required vote (as described in the preceding sentence) at the next stockholders’ meeting at which they face re-election and (b) the Board of Directors’ acceptance of such resignation. If a nominee for director fails to receive the required number of votes for re-election, pursuant to our Bylaws, our Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors within 45 days of the Annual Meeting as to whether to accept or reject such director’s previously tendered resignation or whether other action should be taken. Thereafter, Board of Directors will promptly consider and act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the Annual Meeting and will promptly publicly disclose such decision. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of the NETGEAR, Inc. 2025 Equity Incentive Plan. Approval of the NETGEAR, Inc. 2025 Equity Incentive Plan will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Five - Approval of an Amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan. Approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the Annual Meeting. Consequently, if you abstain from voting on Proposals Two, Three, Four or Five, your abstention will have the same effect as a vote against such Proposal(s). Your abstention will have no effect on the election of the director nominees in Proposal One as abstentions are not considered votes cast.

Broker Non-Votes

When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other nominee as to how to vote on matters deemed to be “non-routine,” the broker cannot vote the shares on that proposal. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of the advisory vote regarding our executive compensation (Proposal Three), the approval of the NETGEAR,

2025 PROXY STATEMENT	3

Inc. 2025 Equity Incentive Plan (Proposal Four), and the approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (Proposal Five). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three, Proposal Four or Proposal Five, no votes will be cast on your behalf for those Proposals.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Kirsten Daru, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2026 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2026 Annual Meeting must be received by us no later than December 19, 2025 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2026 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2026 Annual Meeting is March 4, 2026, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2026 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is January 29, 2026 in connection with our 2026 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2026 Annual Meeting must be received no earlier than November 19, 2025 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 19, 2025 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

In addition to satisfying the deadlines in the "advance notice" provisions of our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than NETGEAR’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

A stockholder’s notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

4	2025 PROXY STATEMENT

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s records.

2025 PROXY STATEMENT	5

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

NETGEAR’s Board of Directors currently consists of eight (8) directors: Charles (CJ) Prober, Sarah S. Butterfass, Laura J. Durr, Shravan K. Goli, Bradley L. Maiorino, Laura C. Orvidas, Janice M. Roberts, and Thomas H. Waechter. Pursuant to the director eligibility provisions of the Company’s Corporate Governance Guidelines pertaining to retirement age, Mr. Waechter’s service will conclude at the end of his current term. Mr. Waechter will continue to serve as a member of the Board until the Annual Meeting. We thank Mr. Waechter for his 11 years of service and the immense value he has brought to bear for the Company. The seven (7) nominees for election at the Annual Meeting are Mr. Prober, Ms. Butterfass, Ms. Durr, Mr. Goli, Mr. Maiorino, Ms. Orvidas, and Ms. Roberts. All nominees currently serve as directors on our Board. Other than Ms. Orvidas, who was appointed to the Board in July 2024, all nominees were elected by you at our annual meeting of stockholders in 2024. Ms. Orvidas's candidacy was recommended by the Chief Executive Officer. After performing further evaluation of Ms. Orvidas’ particular experience, qualifications, attributes, and skills, the Nominating and Corporate Governance Committee recommended her election to the Board. The Board then elected Ms. Orvidas to serve as a member of the Board in July 2024. If elected, they will each serve as a director until the annual meeting of stockholders in 2026, or until their respective successors are elected and qualified or until their earlier resignation or removal. Effective as of the date of the Annual Meeting, the size of the Board will be seven (7) directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The names of the nominees and certain biographical information about them as of March 31, 2025 are set forth below:

						Committee Memberships
Director/Nominee	Age	Director Since	Principal Occupation	Other Public Com- pany Boards	Inde- pen- dent	Audit	Com- pensa- tion	Cyber- secur- ity	Nomin- ating and Corp- orate Govern- ance

Charles (CJ) Prober	53	2024	Chief Executive Officer	1

Sarah S. Butterfass	47	2020	Director/Nominee	0	X		X		X

Laura J. Durr	64	2020	Director/Nominee	2	X	C		X

Shravan K. Goli	54	2021	Chief Executive Officer at Colibri Group	0	X		X		X

Bradley L. Maiorino	54	2018	Corporate Vice President and Chief Information Security Officer of RTX Corporation	0	X	X		C

Laura C. Orvidas	51	2024	Chief Executive Officer of onXmaps	0	X		X	X

Janice M. Roberts	69	2019	Director/Nominee	1	X	X	C

6	2025 PROXY STATEMENT

Committees: • None	Charles (CJ) Prober
	Chief Executive Officer Director since: 2024	Age: 53

Biography

Charles (CJ) Prober is Chief Executive Officer and a member of the board of directors of NETGEAR since January 2024. Prior to joining NETGEAR, Mr. Prober served as President of Life360, Inc. ("Life360"), a consumer software company, from January 2022 to July 2023. Mr. Prober continues to serve on the board of directors of Life360. Mr. Prober joined Life360 via the acquisition of Tile, Inc. ("Tile"), a software and consumer electronics company, in January 2022 and served as the Chief Executive Officer of Tile from September 2018 to January 2022. Mr. Prober also previously served as a member of Tile’s board of directors from February 2018 to January 2022, including as its Executive Chairman from February 2018 to September 2018. Before then, he served as the Chief Operating Officer of GoPro, Inc. from January 2017 to February 2018 and its Senior Vice President of Software and Services from June 2014 to December 2016. Prior thereto, Mr. Prober held executive leadership roles at Electronic Arts Inc., and prior to his executive leadership roles, Mr. Prober was a consultant with McKinsey & Company and a corporate attorney with Wilson Sonsini Goodrich & Rosati. Mr. Prober received his Bachelor of Commerce from the University of Manitoba and a Bachelor of Laws from McGill University.

Relevant Expertise

Mr. Prober brings significant experience to NETGEAR, having been a board member and executive of technology companies for over 20 years.

Other Public Company Boards

Life 360, Inc.

Committees: • Compensation and Talent • Nominating and Corporate Governance	Sarah S. Butterfass
	Director Director since: 2020	Age: 47

Biography

Sarah Butterfass joined the board in October of 2020. She most recently served as the Chief Product Officer (CPO) at FanDuel from October 2020 to April 2024. As CPO, Sarah led the product development organization and was responsible for delivering world-class experiences to FanDuel customers. Prior to FanDuel, Sarah served as Groupon’s Chief Product Officer. As Groupon’s top product development leader, Sarah oversaw the company’s global product organization in developing the future of the Groupon experience for consumers and businesses across all channels and all verticals. Prior to Groupon, Sarah served as E*TRADE’s Senior Vice President and Head of Customer Experience. While at E*TRADE, she also served as Senior Vice President of the company’s Trader Group and Chief Marketing Officer of OptionsHouse, an E*TRADE company. Prior to E*TRADE, Sarah was Vice President of Customer Loyalty at Orbitz and served in other senior product roles. Sarah has an M.B.A. from the Kellogg School of Management and a bachelor’s degree from Northwestern University.

Relevant Expertise

As a former chief product officer at leading edge technology companies and as a prior senior executive and chief marketing officer at other leading technology and e-commerce companies, Ms. Butterfass provides the Company with targeted expertise and insight into product, subscription services, and software, as well as extensive operational, strategic and executive management experience.

Other Public Company Boards

None

2025 PROXY STATEMENT	7

Committees: • Audit (Chair) • Cybersecurity	Laura J. Durr
	Director Director since: 2020	Age: 64

Biography

Laura J. Durr has served as one of our directors since January 2020. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr also serves on the board of directors of Xperi Inc. (public) and Owlet, Inc. (public). Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University.

Relevant Expertise

Ms. Durr provides valuable operational, cybersecurity and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies.

Other Public Company Boards

Xperi Inc.

Owlet, Inc.

Committees: • Compensation and Talent Committee • Nominating and Corporate Governance	Shravan K. Goli
	Director Director since: 2021	Age: 54

Biography

Shravan K. Goli has been one of our directors since October 2021and is currently the Chief Executive Officer at Colibri Group -- a professional education company that serves millions of individuals and business customers through over 40 leading brands, offering flexible, online, and in-person learning solutions to licensed professionals. Prior to Colibri, he held several leadership roles at Coursera where he expanded global learning access for millions, led growth in consumer and enterprise markets, and played a key role in the company's successful IPO. At DHI Group Inc. where he initially served as President of Dice.com, a tech job marketplace, he successfully led the growth strategy and operations. From December 2009 to March 2013, Mr. Goli served as President and Chief Executive Officer of Dictionary.com where he sparked impressive growth through product innovation. Before that, Mr. Goli was GM at Yahoo!. Earlier, he worked at Microsoft where he led the launch of several MSN services at MSN.com and subsequently held roles in the home and entertainment division. In addition, he was a co-founder of Corners. In, a content-centric social networking service. Mr. Goli holds a M.B.A. from the University of Washington and a M.S. in computer science from the University of Maryland.

Relevant Expertise

As the CEO of Colibri Group, and the former chief operating officer, chief product officer and head of consumer revenue of a public company and prior senior executive at other relevant technology companies, Mr. Goli provides the Company with expertise and insight into technology, subscription services, operations and artificial intelligence, and provides valuable operational, strategic and executive management experience.

Other Public Company Boards

None

8	2025 PROXY STATEMENT

Committees: • Audit • Cybersecurity (Chair)	Bradley L. Maiorino
	Director Director since: 2018	Age: 54

Biography

Bradley L. Maiorino has served as one of our directors since July 2018. Since April 2021, he has served as Corporate Vice President and Chief Information Security Officer of RTX Corporation, a top aerospace and defense company. Prior to that, Mr. Maiorino served as the Chief Information Security Officer at Thomson Reuters Corporation, a leading provider of business information services. From April 2017 to May 2019, Mr. Maiorino served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from

April 2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University.

Relevant Expertise

Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, cybersecurity and risk management, and also has significant contacts and relationships in the technology and cybersecurity community.

Other Public Company Boards

None

Committees: • Compensation and Talent • Cybersecurity	Laura C. Orvidas
	Director Director since: 2024	Age: 51

Biography

Laura Orvidas has served as one of our directors since July 2024. She is the Chief Executive Officer of onXmaps, a leading consumer subscription company that helps inform, inspire, and empower outdoor enthusiasts while expanding access and promoting stewardship opportunities. Prior to onX, Laura spent almost 18 years at Amazon.com in various positions before assuming the role of Vice President across consumer electronics, and Amazon Basics private label. Before Amazon, Laura worked for The Parthenon Group (since acquired by Ernst & Young), a strategy consulting firm. Laura served as an Independent Director for Tile for three years on the Executive Board of Directors and the Finance Committee of two non-profits, Theodore Roosevelt Conservation Partnership and Yellowstone Forever. She earned her degree in Biology from Illinois Wesleyan University.

Relevant Expertise

Ms. Orvidas has deep institutional insight and experience with Amazon, one of the world's largest online retailers, which also serves as one of NETGEAR's important sales platforms. Ms. Orvidas' background in online consumer electronics sales, coupled with her experience as the CEO of a popular consumer software subscription company gives her unique strategic and operational insight across the Company's suite of business functions.

Other Public Company Boards

None

2025 PROXY STATEMENT	9

Committees: • Audit • Compensation and Talent (Chair)	Janice M. Roberts
	Director Director since: 2019	Age: 69

Biography

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Ms. Roberts currently serves on the board of Zebra Technologies, Inc., Totango Inc., and Uneeq Ltd. Most recently she served as director of Zynga Inc. until its acquisition by Take-Two Interactive Software, Inc., where she served as Lead Independent Director, Chair of Compensation Committee and Co-Chair Strategic Committee. Other recent boards include serving as Director of RealNetworks, Inc. for almost 10 years, until 2020, and ARM Holdings PLC (SoftBank Group), from 2011 to 2016. Since April 2014, she has been a partner and advisory partner at Benhamou Global Ventures; an early stage investor in Enterprise 4.0 and AI companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit.

She also serves on the advisory boards of VividQ Ltd., Illuminate Ventures and GBx Global.org, a technology community of British and Bay Area-based entrepreneurs. Ms. Roberts is a member of the Board of Trustees of the Good Samaraitan Hospital (HCA Healthcase Inc.) San Jose, CA. and was a Board Director and President of the Ronald McDonald House at Stanford from 2011 to 2017. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the U.K.

Relevant Expertise

Ms. Roberts provides extensive executive and board-level experience from technology companies in multiple product areas and sectors, including networking and communications products, software, microprocessor technology, gaming and applications, spanning consumer, business and service provider markets. She has considerable board governance experience having served on all committees; and as Lead Independent Director. Ms. Roberts’ capabilities include general management, development of new executive compensation programs, company strategy, marketing and product positioning, mergers & acquisitions, and talent development initiatives.

Other Public Company Boards

Zebra Technologies, Inc.

Board of Directors’ Recommendation

Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

10	2025 PROXY STATEMENT

Board and Committee Meetings

Our Board of Directors held a total of eleven meetings during 2024. In addition, we strongly encourage the attendance of members of our Board of Directors at the Annual Meeting. All of our directors attended the 2024 Annual Meeting of Stockholders.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation and Talent, Cybersecurity, and Nominating and Corporate Governance Committees. Other than Mr. Prober, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.

In 2024, all of our directors attended at least 95% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

2025 PROXY STATEMENT	11

Committee	Year of Inception	Members at the End of 2024(1)	Key Committee Functions	Meetings Held in 2024
Audit Committee	2000	Laura J. Durr (Chair) Bradley L. Maiorino Janice M. Roberts
•
Evaluates the adequacy and effectiveness of internal controls over financial reporting, including our disclosure controls and procedures
•
Appoints independent registered public accounting firm
•
Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
•
Reviews quarterly financial results, earnings releases, and financial statements in connection with filing the Company’s reports on forms 10-K and 10-Q with the Securities Exchange Commission
•
Reviews and determines the scope, roles and responsibilities of the internal audit function
•
Determines investment policy and oversees its implementation
•
Reviews code of business ethics and conflict of interest policy and related certifications
•
Oversees related party transactions policy
				11
Compensation and Talent Committee	2000	Janice M. Roberts (Chair) Sarah S. Butterfass Shravan K. Goli(1) Laura C. Orvidas(2)	• Administers our equity plans • Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto • Review strategies with respect to talent acquisition, management and development • Reviews and recommends general policies relating to compensation and benefits with the input of an independent compensation consultant • Support the development of a competitive and effective compensation philosophy which aligns incentives with stockholder interests	5
Nominating and Corporate Governance Committee	2004	Thomas H. Waechter (Chair) Sarah S. Butterfass Shravan K. Goli	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of the Board and its committees • Oversees environmental, social and corporate governance matters	5
Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Laura J. Durr Laura C. Orvidas(2) Thomas H. Waechter	• Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy • Oversees incident response policies and procedures • Reviews disaster recovery capabilities • Oversees management of risks related to IT systems and processes and any internal audits thereof as well as management of risks related to security of products and services • Oversees IT budgetary priorities	4

12	2025 PROXY STATEMENT

(1)
Barbara V. Scherer was a member of the Audit Committee and the chair of the Compensation and Talent Committee through May 30, 2024.
(2)
Shravan K. Goli was appointed as a member of the Compensation and Talent Committee on May 30, 2024.
(3)
Laura C. Orvidas was appointed as a member of the Compensation and Talent Committee and Cybersecurity Committee on July 16, 2024.

2025 PROXY STATEMENT	13

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Audit”. Our Board of Directors has determined that Ms. Durr is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. No member of the Audit Committee is an employee of NETGEAR. Our Board of Directors has determined that the Audit Committee consists of the number of independent directors as required under the rules of Nasdaq Stock Market, the Securities Exchange and Commission, and applicable law. Ms. Durr currently serves as Chair of our Audit Committee.

Compensation and Talent Committee

Our Board of Directors first adopted a written charter for the Compensation and Talent Committee in August 2000. A copy of our current amended and restated Compensation and Talent Committee charter is available in the investor relations section of our website, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Compensation and Talent”. Our Board of Directors has determined that all members of the Compensation and Talent Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation and Talent Committee may form and delegate authority to subcommittees (consisting solely of Compensation and Talent Committee members) when appropriate. Ms. Roberts currently serves as Chair of our Compensation and Talent Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Nominating and Corporate Governance”. No member of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is deemed an independent director as defined in the rules of Nasdaq Stock Market. Mr. Waechter currently serves as Chair of our Nominating and Corporate Governance Committee. Pursuant to the director eligibility provisions of the Company’s Corporate Governance Guidelines pertaining to retirement age, Mr. Waechter’s service will conclude at the end of his current term. Mr. Waechter will continue to serve as a member of the Board until the Annual Meeting.

Cybersecurity Committee

Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current amended and restated Cybersecurity Committee charter is available in the investor relations section, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Cybersecurity”. No member of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals or Director Nominations for 2026 Annual Meeting.”

14	2025 PROXY STATEMENT

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•
the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors; and
•
such factors as judgment, independence, character and integrity, area of expertise, experience, length of service, and actual or potential conflicts of interest.

It is a key objective of the Company to have a Board possessing a range of expertise, skills, and experiences in areas that are relevant to the Company’s business and the needs of the Board from time to time.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

2025 PROXY STATEMENT	15

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board of Directors, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•
A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.
•
Our Board of Directors is led by Mr. Waechter, an independent Chairman.
•
The independent directors of the Board meet regularly without the presence of management.
•
The Board of Directors has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website at www.netgear.com.
•
Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.
•
The Audit, Compensation, Cybersecurity and Nominating and Corporate Governance Committees each consist entirely of independent directors.
•
The charters of the Board of Directors committees clearly establish their respective roles and responsibilities.
•
At least annually, the Board of Directors reviews our business initiatives, capital projects and budget matters.
•
The Audit Committee reviews and approves all related party transactions.
•
The Board of Directors has implemented a process of periodic self-evaluation of the Board of Directors and its Committees.
•
As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.
•
Directors are encouraged to attend our Annual Meeting. While their attendance was not required, all of our then-serving directors attended the 2024 Annual Meeting of Stockholders.
•
Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.
•
Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Corporate Responsibility

General oversight of the Company's Corporate Responsibility initiatives is the responsibility of the Nominating and Corporate Governance Committee. The other committees, as well as the Board of Directors, oversee Corporate Responsibility topics related to their respective areas of responsibility. Below are some highlights of our Company’s Corporate Responsibility initiatives:

Professional Integrity

Our culture of integrity is one of our most important core values, codified in our Code of Business Ethics and our Anti-Corruption Compliance Policy. We also hold our manufacturing partners and other suppliers to similarly high standards, reflected in our Supplier Code of Conduct. These values are fundamental to how we conduct our business globally.

16	2025 PROXY STATEMENT

Supply Chain

We promote equitable, humane treatment within our business and that of our partners. We work with our employees and suppliers closely to resolve any concerns regarding recruitment, working hours, compensation, discrimination, and freedom of association, ensuring a respectful working environment internally and externally. Additionally, NETGEAR maintains a zero-tolerance policy for forced labor and human trafficking. We believe that the best way to manage our supply chain is to work with the cooperation of suppliers through the establishment of clear expectations and protocols. We engage third-party auditors to conduct onsite supplier audits and generate corrective action plans should any exceptions be found. We review all audit findings with the factory’s senior management team. We verify that any specific violations found are remedied within a reasonable period of time.

We adhere to conflict minerals regulations in line with our annual conflict minerals statement.

Data Privacy and Product Security

NETGEAR’s mission is to unleash the full potential of connectivity with intelligent solutions that delight and protect. To achieve this mission, we strive to earn and maintain the trust of our customers by delivering products that help protect the privacy and security of our customers’ data.

We appreciate having security concerns brought to our attention and are constantly monitoring our products to get in front of the latest threats. Being proactive rather than re-active to emerging security issues is a fundamental belief at NETGEAR. NETGEAR strives to keep up to date on the latest security developments by working with security researchers and companies.

Climate Change

We recognize the environmental impact of our operations and continue to seek ways to better understand, measure, and reduce our environmental footprint. Since 2014, we have participated in the Carbon Disclosure Project. In 2022, we began the process of aligning our greenhouse gas (GHG) reporting with the GHG Protocol to more accurately capture the emissions associated with our operations and complete value chain. We are also in the process of aligning our reporting with the Taskforce on Climate-Related Financial Disclosures and the newly adopted SEC and California climate disclosure rules.

Related Party Transactions

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•
the extent of the related party’s interest in the related party transaction;
•
the aggregate value of the related party transaction;
•
the benefit to the Company; and
•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

2024 Related Party Transactions

We have determined that there were no related party transactions to disclose in 2024.

Indemnification

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by

2025 PROXY STATEMENT	17

reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders’ priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts. The Company regularly engages in substantial communications and numerous meetings with many of its significant stockholders to discuss the Company’s business strategy, its corporate governance and related efforts, and to listen to feedback from these stockholders.

Additional examples of recent outcomes from these stockholder engagement efforts include:

•
our Board’s decision to pro-actively seek input from many of our large institutional stockholders in advance of our 2023 and 2020 Annual Meetings, in connection with proposed 2016 Equity Incentive Plan amendments;
•
our Board’s decision to introduce performance stock units into our executive compensation program in 2020, in direct response to stockholder engagement and in furtherance of the Company’s goal of enhancing the link between compensation and performance;
•
our Board’s decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;
•
our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;
•
the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;
•
our Board’s decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and
•
our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors may select its Chief Executive Officer and Chairman in a manner that it determines to be in the best interest of its stockholders. Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Corporate Governance Committee deems appropriate.

In prior years, the Chairman had been a former co-founder of the Company, who had also served as the Company’s Chief Executive Officer. In January 2024, the former Chairman and Chief Executive Officer of the Company resigned, and Mr. Prober succeeded him as our Chief Executive Officer. At this time, our Board of Directors is led by Mr. Waechter, an independent, non-executive Chairman. Pursuant to the director eligibility provisions of the Company’s Corporate Governance Guidelines pertaining to retirement age, Mr. Waechter’s service will conclude at the end of his current term. Mr. Waechter will continue to serve as a member of the Board until the Annual Meeting. The Board believes that it is in the best interest of our company and our stockholders for Mr. Waechter to have served as Chairman and to continue to serve as Chairman through the remainder of his term given his knowledge of our company and industry. Our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, our Board of Directors believes that having an independent Chairman further facilitates an environment that is conducive to objective evaluation and oversight of management’s performance and assessment of whether management’s actions are in the best interests of the Company and its stockholders. As a result, our Board of Directors believes that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.

18	2025 PROXY STATEMENT

Our Chairman, Mr. Waechter, has the responsibility of presiding at all executive sessions of the Board of Directors, consulting with the Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board of Directors meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board of Directors meetings at which the performance of the Board of Directors is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of the Board of Directors meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks related thereto. The Company’s Compensation and Talent Committee is generally responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company’s management of risks associated with enterprise cybersecurity and related matters. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board of Directors at least annually regarding its findings on enterprise risk and the Company’s management of this risk. The Risk Committee is led by the Company’s internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company’s various functional groups.

Succession Planning

The Board of Directors plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board of Directors in this effort, the CEO provides the Board of Directors with an assessment of other executives and their potential as a suitable successor. The CEO and senior management also provide the Board of Directors with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board of Directors discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors, and periodic progress reports and reviews are provided to the Board of Directors.

2025 PROXY STATEMENT	19

Director Compensation

The Compensation and Talent Committee determines and approves non-employee director compensation. In May 2021, the Compensation and Talent Committee engaged Frederic W. Cook & Co., Inc., ("FW Cook") an independent third-party compensation consulting firm, to conduct a review of non-employee director compensation in comparison to our compensation peer group (the “Peer Group,” which is described further under Compensation Discussion and Analysis below). Based on this review, and guidance from FW Cook, the Compensation and Talent Committee approved the following effective beginning July 1, 2021, which was still in effect for the year ended December 31, 2024:

Annual Cash Retainers

Each non-employee member of the Board of Directors receives a $50,000 annual retainer. The lead independent director of the Board of Directors and members and chairpersons of each Board of Directors committee receive the additional annual retainers described below:

•
Lead Independent Director. The lead independent director receives an additional annual retainer of $30,000.
•
Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $15,000, and the chairperson receives an additional annual retainer of $20,000.
•
Compensation and Talent Committee. Each member (including the chairperson) of the Compensation and Talent Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $10,000.
•
Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.
•
Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $7,000.
•
Software and Subscription Committee. Each member (including the chairperson) of the Software and Subscription Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $10,000.(1)

(1) The Software and Subscription Committee was disbanded in May 2024.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant. On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the Board of Directors, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board of Directors until the following annual stockholder meeting. The restricted stock units ("RSUs") will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve. Biennially, the Company arranges a specific continuing education session for the Board of Directors, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and Board of Directors committees.

20	2025 PROXY STATEMENT

Fiscal Year 2024 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2024 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Total ($)

Sarah S. Butterfass	80,000	199,988	—	279,988
Laura J. Durr	95,000	199,988	—	294,988
Shravan K. Goli	70,000	199,988	—	269,988
Bradley L. Maiorino	90,000	199,988	—	289,988
Laura C. Orvidas(4)	35,000	174,163	—	209,163
Janice M. Roberts	85,000	199,988	—	284,988
Barbara V. Scherer(5)	42,500	—	—	42,500
Thomas H. Waechter	107,000	199,988	—	306,988

(1)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2024 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. As of December 31, 2024, each Director had the following number of NETGEAR restricted stock units outstanding: Ms. Butterfass, 14,619 units; Ms. Durr, 14,619 units; Mr. Goli, 14,619 units; Mr. Maiorino, 14,619 units; Ms. Orvidas, 11,150 units; Ms. Roberts, 14,619 units; and Mr. Waechter, 14,619 units.
(2)
There were no stock option awards made to the Directors in 2024. As of December 31, 2024, none of the Directors had options outstanding.
(3)
On May 30, 2024, each of the then-serving directors was issued 14,619 restricted stock units, which vest entirely on the date of the 2025 Annual Meeting of Stockholders.
(4)
On July 16, 2024, Ms. Orvidas was issued 11,150 restricted stock units in connection with her appointment to the Board, which vest entirely on the date of the 2025 Annual Meeting of Stockholders.
(5)
Ms. Scherer did not stand for re-election to the Board of Directors at our 2024 Annual Meeting of Stockholders and was not eligible to receive the annual grant of 14,619 restricted stock units.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The guidelines require our non-employee directors to own shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments, equal in value to a minimum of 5 times the directors’ annual cash retainer, currently $250,000 (5 times $50,000). New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and all unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2024.

Compensation and Talent Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation and Talent Committee consists of Ms. Butterfass, Mr. Goli, Ms. Orvidas and Ms. Roberts. Our Compensation and Talent Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation and Talent Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation and Talent Committee and any member of the Board of Directors or Compensation and Talent Committee of another company.

2025 PROXY STATEMENT	21

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2025 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2024. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2024 and December 31, 2023:

Fee Category	2024 Fees	2023 Fees

Audit Fees	$2,639,298	$3,088,992

Tax Fees	686,219	773,014

All Other Fees	2,000	2,000

Total Fees	$3,327,517	$3,864,006

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2025 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

22	2025 PROXY STATEMENT

Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

2025 PROXY STATEMENT	23

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which currently consists of Laura J. Durr (Chair), Bradley L. Maiorino, and Janice M. Roberts, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2023, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with U.S. generally accepted accounting principles (“GAAP”), their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission on February 14, 2025.

Respectfully submitted by:

THE AUDIT COMMITTEE

LAURA J. DURR (CHAIR)

BRADLEY L. MAIORINO

JANICE M. ROBERTS

24	2025 PROXY STATEMENT

PROPOSAL THREE

APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. At the 2023 Annual Meeting of stockholders, stockholders indicated their preference that the Company solicit a non-binding advisory vote on compensation of the Named Executive Officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors has adopted a policy that is consistent with that preference. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Our executive compensation programs are driven by the Company's pay-for-performance compensation philosophy to fuel stockholder value by addressing a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR’s performance and individual performance to help ensure maximum value for NETGEAR stockholders.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2024 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2024:

•
On average, approximately 79% of the target total direct compensation for 2024 for our Named Executive Officers (other than Mr. Lo, who ceased serving as an executive officer of the Company in January 2024) was in the form of annual incentive compensation and long-term incentive compensation;
•
We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including performance-based RSUs that generally vest over three years and contingent upon achieving a specific percentile ranking of the Company's total shareholder return compared to that of the companies in the Nasdaq Telecommunications Index, and RSUs that generally vest over three years (or four years in the case of Mr. Prober);
•
Named Executive Officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits; and
•
We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and RSU award agreements for Named Executive Officers, and we have adopted a clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation and Talent Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company’s executive compensation annually. The next such vote would be conducted at our 2026 Annual Meeting of Stockholders.

2025 PROXY STATEMENT	25

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

26	2025 PROXY STATEMENT

Executive Officers

Charles (CJ) Prober
Biographical information for Mr. Prober is included above with the director biographies under the caption “Information Concerning the Nominees and Incumbent Directors.

Bryan D. Murray

Chief Financial Officer, Age: 50

Bryan D. Murray has served as our Chief Financial Officer since August 2018. He has been with NETGEAR since November 2001, serving in various management roles within the finance organization. Prior to assuming the role of CFO, he served as NETGEAR’s Vice President of Finance and Corporate Controller since June 2011. Before joining NETGEAR in 2001, he worked in public accounting at Deloitte and Touche LLP. He holds a B.A. from the University of California, Santa Barbara, and is licensed as a Certified Public Accountant (inactive).

Pramod Badjate

President and General Manager, NETGEAR for Business, Age: 55

Pramod Badjate has served as our President and General Manager of NETGEAR for Business since July 2024. Before joining NETGEAR, from December 2023 to June 2024, he was an EIR (Entrepreneur in Residence) at Storm Ventures, a venture capital firm. From October 2021 to December 2023, he was the Group Vice President and General Manager for the Cognitive Campus business at Arista Networks, a computer networking company. Prior to that, Mr. Badjate served in various engineering and business roles at Ruckus Networks, a networking equipment and software company, from October 2013 to October 2021. Earlier in his career, Pramod held senior engineering roles at Cisco, a leader in enterprise WiFi. He holds a bachelor's degree in engineering from the National Institute of Technology, Karnataka, and a master's in computer science and an MBA from Arizona State University.

2025 PROXY STATEMENT	27

Graeme McLindin

Vice President, Mobile, Age: 55

Graeme McLindin has served as our Vice President of Mobile since January 2025. He has been with NETGEAR since August 2013, most recently serving as our Vice President of Worldwide Service Provider Sales and Mobile Products from July 2024 to January 2025, Worldwide VP of Service Provider and APAC Sales from October 2023 to July 2024, Worldwide VP of the Service Provider Business Unit from October 2015 to October 2023, and Regional Managing Director, ANZ & SE Asia, Service Provider Business Unit from August 2013 to September 2015. Prior to NETGEAR, Mr. McLindin was the General Manager of Emerging Mobile Devices and General Manager of Wireless Data Products at Telstra for over 5 years and held numerous consultancy roles with SMS (Strategic Management Sciences) Consulting group across Telco, Government and Corporate Enterprises. Mr. McLindin holds a bachelor's degree in applied science from Swinburne University of Technology, Australia and a Post Graduate Diploma in Management from RMIT University, Australia.

28	2025 PROXY STATEMENT

PROPOSAL FOUR

APPROVAL OF THE NETGEAR, INC.

2025 EQUITY INCENTIVE PLAN

General

We are seeking stockholder approval of a new NETGEAR, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) to help us drive long term value for our stockholders and achieve our goals of attracting, motivating and retaining our employees and other service providers through grants of equity awards. Our Board of Directors has adopted the 2025 Plan, subject to approval from our stockholders at the Annual Meeting. If approved, the 2025 Plan will replace our 2016 Equity Incentive Plan (the “Existing Plan”) and become effective upon the third business day following the date of the Annual Meeting.

We strongly believe that the approval of the 2025 Plan is essential to our continued success. Our current Equity Incentive Plan dates back to 2016 and our Board of Directors made the determination that a new, modernized plan is critical to ensuring we stay competitive in today's market. Our employees are our most valuable assets, and offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business are highly motivated to achieve our long-term business goals and increase stockholder value. The 2025 Plan is designed to ensure NETGEAR is able to offer competitive compensation packages consistent with NETGEAR's pay-for-performance compensation philosophy to ultimately aid in recruiting, motivating and retaining talented employees who can help us achieve our business and transformation goals, including creating long-term value for stockholders. The 2025 Plan would be a significant part of our overall equity compensation strategy and one of the primary programs through which our employees could achieve ownership in the Company and thereby share in the success of our Company.

The affirmative vote by a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the 2025 Plan. Our executive officers and our directors also have an interest in this proposal. A full copy of the 2025 Plan is attached to this proxy statement as Appendix B.

Why Stockholders Should Support the 2025 Plan

Our Board of Directors approved the 2025 Plan, subject to approval by our stockholders, following substantial review of, and deliberation concerning, our historical and anticipated equity grant practices and requirements, peer group industry data presented by the Company’s third-party compensation consultant and the structure of the proposed 2025 Plan. Taking into account NETGEAR’s stockholder base, which is largely comprised of institutional stockholders, the Board of Directors also considered the policy guidelines of the major proxy advisory firms in determining the size of the proposed share reserve of the 2025 Plan as well as the key terms and limitations of the proposed 2025 Plan.

In determining the number of additional shares to reserve for issuance under the 2025 Plan, our Board of Directors considered a number of factors, including:

Historical Grant Practices. Our Board of Directors considered the number of equity awards that we have granted in the past several years. The following table provides information regarding our share usage (“burn rate”) for the last three fiscal years:

Fiscal Year	Stock Options Granted	Time-Vesting Full Value Awards Granted	Performance-Vesting Full Value Equity Awards Vested	Weighted Average Shares Outstanding	Burn Rate(1)
2024	—	1,939,137	—	28,904,850	6.71%
2023	—	772,649	—	29,355,039	2.63%
2022	—	814,688	—	29,006,702	2.81%
(1)
Burn rate is calculated as: (shares subject to stock options granted + shares subject to time-vesting full value equity awards granted + shares subject to performance-vesting full value awards vested) / weighted average shares outstanding.

Our burn rate in 2024 was higher than it otherwise would have been due primarily to inducement awards we granted to Mr. Prober, our new CEO who joined us in January 2024, and other key strategic hires, including Mr. Badjate, our new President and General Manager of NETGEAR For Business who joined us in July 2024. We determined that granting these awards was necessary to secure key talent capable of supporting the transformational change of our business.

2025 PROXY STATEMENT	29

Forecasted Grant Practices. We expect to continue our practice of granting restricted stock units to our employees in a broad-based manner, with new employees receiving initial awards and existing higher-performing employees receiving additional annual awards. We expect to continue our practice of granting our executive officers a combination of performance shares with vesting tied to corporate goals and restricted stock units with time-based vesting. We also are focused on maintaining or reducing our historical burn rates through a variety of measures. We have recognized and responded to the potential dilutive effects of our equity award practices, as reflected by our stock buyback history described below. The Board of Directors carefully monitors our annual burn rate, dilution and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. If our stockholders approve the 2025 Plan as proposed, we will have approximately 3,224,559 shares available for grant under the 2025 Plan after the Annual Meeting (representing the sum of (x) 750,000 new shares, plus (y) 2,474,559 shares that were available for grant under the Existing Plan as of March 31, 2025). In light of this forecast, we believe, and our Board of Directors considered, that the 2025 Plan share reserve will provide a sufficient number of shares to allow us to grant equity awards for the purpose of our expected new hires, any special retention needs and employee growth through any opportunistic acquisitions or hiring for the next three years. However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.

Impact of Stock Repurchase Program. Our stock repurchase program has significantly offset the dilutive effect of our equity award practices, which has been one goal, among others, of this program. During fiscal 2024, we repurchased approximately 2,105,000 shares of our common stock at an average price of $15.96 per share, and during fiscal 2022, we repurchased approximately 1,032,000 shares of our common stock at an average price of $23.63 per share. Over the short-term, however, the repurchase of shares of our common stock also had the effect of reducing the outstanding share base against which our burn rate is calculated, contributing to a higher burn rate for each of these years than would otherwise have been calculated. Offsetting dilution will continue to be a factor in how we decide to use our cash in the future.

Awards Outstanding Under Existing Grants and Available Shares. The following table provides information as of March 31, 2025 about our common stock that may be issued upon the exercise of options and rights granted, or in the future granted, to employees or members of our Board of Directors under all existing equity compensation plans:

As of March 31, 2025
Total number of shares of common stock subject to outstanding stock options	188,019
Total number of shares of common stock subject to outstanding full value equity awards	2,839,761
Weighted-average exercise price of outstanding stock options	$32.58
Weighted-average remaining term of outstanding stock options (in years)	3.10
Total number of shares of common stock available for grant under all equity incentive plans	2,668,897
Total number of shares of common stock outstanding	28,781,771
Per-share closing price of common stock as reported on Nasdaq Global Select Market	$24.46
(1)
As of March 31, 2025, there were 2,474,559 shares of common stock available for grant under the Existing Plan and 194,338 shares of common stock available for grant under the Company's 2024 Inducement Equity Incentive Plan (the "2024 Inducement Plan"), and there were no shares of common stock available for grant under any of our other equity incentive plans.

These factors further reinforce the fundamental reasonableness of Proposal Four, and we urge our stockholders to consider Proposal Four in light of these highly relevant factors and data.

The 2025 Plan Combines Compensation and Governance Best Practices

As described in greater detail below and in the 2025 Plan, the 2025 Plan includes provisions designed to protect stockholder value and to reflect corporate governance best practices, including:

•
Administration. The 2025 Plan will be administered by the Compensation Committee of our Board of Directors, which is comprised entirely of independent non-employee directors.
•
No single-trigger vesting acceleration on a change in control. Other than for awards to non-employee directors and awards that are not assumed or substituted upon a change in control, the 2025 Plan does not provide for automatic acceleration of award vesting on a change of control.
•
Repricing is not allowed. The 2025 Plan prohibits repricing outstanding stock options or stock appreciation rights and canceling outstanding stock options or stock appreciation rights that have an exercise price greater than the then-current fair market value of our common stock in exchange for cash or other awards.
•
Stockholder approval is required for additional shares. The 2025 Plan does not contain an annual “evergreen” provision. Instead, the 2025 Plan authorizes a fixed number of shares so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

30	2025 PROXY STATEMENT

•
Non-employee director limits. Under the 2025 Plan, in any fiscal year, no non-employee member of our Board of Directors may be granted, for his or her services on our Board of Directors, (a) cash-settled equity awards with an aggregate grant date fair value that in the aggregate exceed $500,000, with such amount increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee member of our Board of Directors, or (b) stock-settled equity awards with an aggregate grant date fair value that in the aggregate exceed $500,000, with such amount increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee member of our Board of Directors.
•
No dividend equivalents vest until underlying award vests. If we determine that a full-value award will be entitled to receive dividends with respect to shares subject to an award, those dividends will not be paid until the underlying award vests.
•
No tax gross-ups. The 2025 Plan does not provide for tax gross-ups.

Description of the 2025 Equity Incentive Plan

The following is a description of the material features of the 2025 Plan and its operation. The description is qualified in its entirety by reference to the 2025 Plan, a copy of which is attached to this proxy statement as Appendix B, and which is incorporated herein by this reference.

General Description of the 2025 Plan

The purposes of the 2025 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company; and to promote the success of our Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares.

Shares Available under the 2025 Plan

Subject to the adjustment provisions in the 2025 Plan, stockholders are being asked to approve a number of shares of our common stock for issuance under the 2025 Plan equal to the sum of 750,000 shares, plus (i) any shares that were available for grant under the Existing Plan as of immediately prior to the date the 2025 Plan becomes effective, plus (ii) any shares subject to stock options, restricted stock units, performance shares or similar awards granted under the Existing Plan that, on or after the date the 2025 Plan becomes effective, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by us, provided that the maximum number of shares added to the 2025 Plan is 2,474,559 shares under clause (i) and 1,757,297 shares under clause (ii).

If any award granted under the 2025 Plan expires or becomes unexercisable without having been exercised in full, or is forfeited to or repurchased by our Company due to failure to vest, then the unpurchased, forfeited, or repurchased shares subject to such award will become available for future grant or sale under the 2025 Plan. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award so exercised, whether or not actually issued pursuant to such exercise, will cease to be available under the 2025 Plan. If unvested shares of restricted stock, restricted stock units, performance shares or performance units are forfeited to or repurchased by our Company, such shares will become available for future grant under the 2025 Plan. Shares used to pay the exercise price or purchase price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2025 Plan. Payment of cash rather than shares pursuant to an award will not reduce the number of shares available for issuance under the 2025 Plan.

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, will adjust the number and class of shares of stock that may be delivered under the 2025 Plan, and/or the number, class and price of shares of stock covered by each outstanding award, and the numerical share limits set forth in the 2025 Plan.

Administration

The Board has delegated administration of the 2025 Plan to the Board’s Compensation Committee. The Board may further delegate administration of the 2025 Plan to any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2025 Plan. For purposes of this description of the 2025 Plan, the term “Administrator” refers to the Board or any committee designated by the Board to administer the 2025 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as

2025 PROXY STATEMENT	31

amended. Except to the extent prohibited by applicable law, the Administrator may delegate the day-to-day administration of the 2025 Plan, and any of the functions assigned to it, to one or more individuals.

Subject to the terms of the 2025 Plan, the Administrator has the sole discretion to: determine the fair market value; select the service providers who will receive awards and the number of shares or dollar amounts to be covered by such awards; determine whether and to what extent awards are granted under the 2025 Plan; determine the terms and conditions of awards; approve forms of award agreements for use under the 2025 Plan; modify or amend each award, including to accelerate vesting or waive forfeiture restrictions; interpret the provisions of the 2025 Plan and outstanding awards; temporarily suspend the exercisability of an award; determine whether awards will be settled in shares, cash or in any combination thereof; and impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any shares issued as a result of or under an award. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant under an award. The Administrator may make, amend or rescind rules and regulations relating to the 2025 Plan and/or any sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws and may make all other determinations deemed necessary or advisable for administering the 2025 Plan, provided that the Administrator may not institute an exchange program. The Administrator will issue all awards pursuant to the terms and conditions of the 2025 Plan.

Prohibition Against Exchange Programs

The Administrator will not have the authority to implement an exchange program whereby (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution, and/or (iii) the exercise price of an outstanding award is reduced.

Eligibility

Awards may be granted to directors of our Company and employees and consultants of our Company or any parent, subsidiary or affiliate of our Company. Incentive stock options may be granted only to persons who as of the time of grant are employees of our Company or any parent or subsidiary corporation of our Company. As of March 31, 2025, we had approximately 635 employees (including one employee director), five (5) consultants, and seven non-employee directors.

Stock Options

Each option granted under the 2025 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option. The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant (except if granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code). However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of our Company or any parent or subsidiary corporation of our Company must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of our common stock is the closing sales price of our common stock as quoted on the Nasdaq Global Select Market (or such other established stock exchange or national market system) on the day of determination, as reported in The Wall Street Journal.

Options will be exercisable at such times and under such conditions as the Administrator determines and set forth in the award agreement. An option subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The 2025 Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with any applicable tax withholdings.

The maximum term of an option will be specified in the award agreement and cannot exceed ten years from the date of grant, provided that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the post-service exercise period applicable to an option following a participant’s terminating service with our Company. In the absence of such a determination, a participant (or such other appropriate person) will be able to exercise the vested portion of an option for: (i) 3 months following the participant’s termination for reasons other than retirement, death or disability, and (ii) 12 months following the participant’s termination due to retirement, death or disability. In no event, however, will an option be exercisable beyond its maximum term.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2025 Plan will be evidenced by an

32	2025 PROXY STATEMENT

award agreement specifying the exercise price, the expiration date, the conditions of exercise, and other terms and conditions of the award. A stock appreciation right subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, death or disability.

The exercise price per share of each stock appreciation right will be determined by the Administrator and will be no less than 100% of the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive a payment determined as the product of (x) the difference between the fair market value of a share on the date of exercise and the exercise price and (y) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares of equivalent value, or in some combination thereof. The term of a stock appreciation right will be no more than ten years from the date of grant. The terms and conditions relating to the period of post-service exercise for options (described above) also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares that generally are subject to transferability and forfeitability restrictions for a specified period. Each award of restricted stock will be evidenced by an award agreement specifying the period during which the transfer of shares is subject to restriction (which, in the Administrator’s sole discretion may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of performance goals, or the occurrence of other events as determined by the Administrator), if any, the number of shares granted, and other terms and conditions of the award. Shares of restricted stock generally will be held in escrow until the end of the period of restriction applicable to such shares. A restricted stock award subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed as of the date set forth in the award agreement, and will have the right to vote the shares and to receive any dividends paid with respect to such shares, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award.

Restricted Stock Units

The Administrator may grant restricted stock units, which represent a right to receive cash or shares of our common stock at a future date. Each restricted stock unit granted under the 2025 Plan will be evidenced by an award agreement specifying the number of shares subject to the award, the form of payout, and other terms and conditions of the award.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Restricted stock units subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individual goals (including continued employment or service)), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion.

Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as specified by the Administrator. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. Payment of earned restricted stock units will be made as soon as practicable at the time(s) determined by the Administrator and set forth in the award agreement, and, in the Administrator’s sole discretion, will be settled in cash, shares of our common stock, or a combination of both.

Performance Units and Performance Shares

Performance units and performance shares are awards that result in a payment to a participant only if specified performance objectives or other vesting provisions are achieved during a specified performance period. Each award of performance units or shares will be evidenced by an award agreement specifying the performance period during which achievement of applicable performance objectives or other vesting criteria will be measured and other terms and conditions of the award. Each performance unit will have an initial value established by the Administrator on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date.

The Administrator will set performance objectives or other vesting provisions, which may be based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individual goals (including continued employment or service)), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion.

After the applicable performance period has ended, the holder of performance units or shares will be entitled to receive a payout of the number of performance units or shares earned by the participant over the performance period. The Administrator, in its sole discretion,

2025 PROXY STATEMENT	33

may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Payment of earned performance units or shares will be made as soon as practicable after the end of the applicable performance period, and, in the Administrator’s sole discretion, will be made in cash, in shares of equivalent value, or any combination of both (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period). A participant will forfeit all performance units or shares that are unearned or unvested as of the date set forth in the award agreement.

Transferability of Awards

Awards generally are not transferable other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant, only by the participant.

Outside Directors

The 2025 Plan provides that, in any fiscal year, no non-employee member of our Board of Directors may be granted, for his or her services on our Board of Directors, (a) cash-settled equity awards with an aggregate grant date fair value that in the aggregate exceed $500,000, with such amount increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee member of our Board of Directors, or (b) stock-settled equity awards with an aggregate grant date fair value that in the aggregate exceed $500,000, with such amount increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee member of our Board of Directors.

Dissolution or Liquidation

In the event of our Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to the completion of such proposed action to the extent the award has not been previously exercised (with respect to an option or a stock appreciation right) or vested (with respect to an award other than an option or a stock appreciation right).

Merger or Change in Control

The 2025 Plan provides that, in the event of a merger of the Company with or into another corporation or other entity or a “change in control” (as defined in the 2025 Plan), each award will be treated as the Administrator determines, including that (i) awards will be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the completion of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, before or upon completion of such merger or change in control, and, to the extent the Administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (iv) (A) awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date the transaction occurs, or (B) awards will be replaced with other rights or property the Administrator selects in its sole discretion; or (v) any combination of the foregoing. The Administrator will not be obligated to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly.

If the successor corporation does not assume or substitute for the award, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met, in each case, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents. In addition, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant that the option or stock appreciation right will be exercisable for a period of time the Administrator determines in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to one of our non-employee directors while such individual was a non-employee director, in the event of a change in control, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents.

Termination or Amendment

The 2025 Plan will automatically terminate on May 29, 2035. The Administrator may amend, alter, suspend or terminate the 2025 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary to comply with any

34	2025 PROXY STATEMENT

applicable laws. In addition, no amendment, alteration, suspension or termination may materially impair the rights of any participant unless mutually agreed in writing otherwise between the participant and the Administrator.

Summary of the U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2025 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for federal income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option generally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, our Company will not be entitled to a deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by our Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax if such tax exceeds the federal income tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to our Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to or cash

2025 PROXY STATEMENT	35

received by such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Units or Performance Share Awards

A participant generally will recognize no income upon the grant of a performance unit or share. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2025 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with its provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for our Company

Our Company generally will be entitled to a tax deduction in connection with an award under the 2025 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Section 162(m) limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to certain “covered employees.” Covered employees generally include any executive officer whose compensation was required to be disclosed in the Company’s annual proxy statement. Therefore, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our covered employees.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2025 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The following table sets forth certain information regarding future benefits under the 2025 Plan.

Name of Individual or Group	Number of Shares	Dollar Value
Charles (CJ) Prober Chairman and Chief Executive Officer	(1)	(1)
Patrick C.S. Lo Former Chairman and Chief Executive Officer	(2)	(2)
Bryan D. Murray Chief Financial Officer	(1)	(1)
Pramod Badjate President and General Manager, NETGEAR for Business	(1)	(1)
Michael F. Falcon Former Chief Operations Officer	(3)	(3)
David J. Henry Former President and General Manager, Connected Home	(4)	(4)
Michael A. Werdann Former Chief Revenue Officer	(5)	(5)
All current executive officers as a group	(1)	(1)

36	2025 PROXY STATEMENT

All current directors who are not executive officers as a group	(1)	(1)
All employees, including all current officers who are not executive officers, as a group	(1)	(1)

(1)
Awards granted under the 2025 Plan to our executive officers, other employees, and non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2025 Plan, and we have not granted any awards under the 2025 Plan subject to stockholder approval of this proposal. Accordingly, the benefits or amounts that will be received by, or allocated to, our executive officers, other employees, and non-employee directors under the 2025 Plan are not determinable.
(2)
Mr. Lo concluded his service to the Company on July 31, 2024 and is not eligible to receive future benefits under the 2025 Plan.
(3)
Mr. Falcon separated employment with the Company on December 31, 2024 and is currently serving as a consultant to the Company. As such, Mr. Falcon is eligible to receive future benefits under the 2025 Plan, but because awards granted under the 2025 Plan to our consultants are discretionary and are not subject to set benefits or amounts under the terms of the 2025 Plan, the benefits or amounts that will be received by, or allocated to, our consultants, including Mr. Falcon, under the 2025 Plan are not determinable.
(4)
Mr. Henry separated employment with the Company on December 31, 2024 and is not eligible to receive future benefits under the 2025 Plan.
(5)
Mr. Werdann separated employment with the Company on September 27, 2024 and is not eligible to receive future benefits under the 2025 Plan.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the NETGEAR, Inc. 2025 Equity Incentive Plan.

2025 PROXY STATEMENT	37

PROPOSAL FIVE

APPROVAL OF AMENDMENT TO THE NETGEAR, INC. 2003 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). Currently, a total of 3,000,000 shares of our common stock are authorized for sale under the Purchase Plan, of which 313,880 shares remained available for sale as of March 31, 2025. The Purchase Plan is a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees and is one of the primary programs through which our employees may achieve ownership in the Company and thereby share in the success of our Company. Therefore, the Board has approved an amendment to the Purchase Plan to increase the number of shares of our common stock authorized for sale under the Purchase Plan by 1,500,000 shares to a total of 4,500,000 shares, subject to stockholder approval at the Annual Meeting. The Purchase Plan is not being amended in any other material respect.

Summary of the Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix C to this proxy statement.

General

The Purchase Plan was originally adopted by the Board in April 2003 and approved by our stockholders in July 2003, and other than to increase the number of shares of our common stock authorized for sale under the Purchase Plan over the years, the Purchase Plan has not been materially modified since its adoption. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of our common stock through payroll deductions.

Shares Available for Issuance

If our stockholders approve this proposal, an additional 1,500,000 shares of our common stock (for a total of 4,500,000 shares) will be authorized for sale under the Purchase Plan. If our stockholders do not approve this proposal, then no additional shares of our common stock will be added to the Purchase Plan and we are likely to have a shortfall within the next 12 months based on current participation rates, which may force us to have to suspend or discontinue the Purchase Plan, which is one of our primary sources for giving non-executive employees the opportunity to become owners of our common stock and share in the growth of our success.

Administration

The Board or a committee appointed by the Board (referred to herein as the “Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants

Eligibility

Generally, each of the Company’s (or the Company’s designated subsidiaries) common law employees whose customary employment with the Company (or one of the Company’s designated subsidiaries) is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, the employee would own or have the right to purchase 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any parent or subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s or any parent or subsidiary of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. As of March 31, 2025, approximately 555 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.

Offering Period

Unless the Administrator determines otherwise, each offering period under the Purchase Plan will have a duration of approximately six (6) months, commencing on the first trading day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding trading day if August 15 or February 15 is not a trading day.

To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan, which may not exceed 10% of a participant’s eligible compensation (which generally includes base straight time gross earnings, commissions, bonuses,

38	2025 PROXY STATEMENT

overtime and shift premiums, but exclusive of payments for any other compensation) during the offering period, unless the Administrator provides otherwise. During an offering period, a participant may increase or decrease the rate of payroll deductions in an offering period within limits set by the Plan and the Administrator.

Once an employee becomes a participant in the Purchase Plan, the employee continues to participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s designated subsidiaries terminates. On the first trading day of each offering period, each participant is granted an option to purchase shares of our common stock. The option expires at the end of the offering period, or potentially earlier in connection with an employee’s termination (described below), but is exercised on the last trading day of the offering period to the extent of the payroll deductions accumulated during such offering period.

Purchase Price

Unless and until the Administrator determines otherwise, the per share purchase price is 85% of the fair market value of a share of our common stock on the first trading day or the last trading day of the offering period, whichever is lower. The fair market value of our common stock on any relevant date generally will be the closing sales price per share as reported on any established stock exchange or a national market system, as quoted on such exchange or system, as reported in The Wall Street Journal or such other source the Board deems reliable.

Payment of Purchase Price; Payroll Deductions

The number of whole shares of our common stock that a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s eligible compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 10,000 shares each offering period.

Non-Transferability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or by designation of a beneficiary) by the participant.

Withdrawal

Generally, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Purchase Plan for an offering period at any time prior to the last trading day of the offering period without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from an offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to the Company.

Termination of Employment

Upon termination of a participant’s employment for any reason, including death or disability, he or she will be deemed to have elected to withdraw from the Purchase Plan and any payroll deductions credited to the participant’s account (to the extent not yet used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Change of Control

Changes in Capitalization. Subject to any required action by our stockholders, in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other change in the number of shares of our common stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), proportionate adjustments will be made to the purchase price per share and the number of shares of our common stock covered by each option under the Purchase Plan (which has not yet been exercised), as well as to the number of the shares available for purchase under the Purchase Plan and the per-person numerical limits on the number of shares that may be purchased under the Purchase Plan.

Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new exercise date on which such offering period will end, unless provided otherwise by the Administrator. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering period then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

2025 PROXY STATEMENT	39

Change of Control. In the event of a “change of control,” as defined in the Purchase Plan, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, any offering periods then in progress will be shortened by setting a new exercise date on which such offering period will end. The new exercise date will be prior to the change of control. Further, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Purchase Plan.

The Purchase Plan will continue in effect until terminated in accordance with the terms of the Purchase Plan. The Administrator may at any time terminate or amend the Purchase Plan. Except as otherwise provided in the Purchase Plan, the termination of the Purchase Plan cannot affect purchase rights previously granted under the plan except as provided by the Purchase Plan, provided that an offering period may be terminated by the Administrator on any exercise date if the Administrator determines that the termination of the Purchase Plan is in the best interests of the Company and its stockholders. To the extent necessary to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule, the Company will obtain stockholder approval of an amendment or termination in a manner and to the degree required. Without stockholder approval, and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to the amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Purchase Plan. In addition, in the event the Administrator determines the ongoing operation of the Purchase Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion, modify or amend the Purchase Plan to reduce or eliminate such accounting consequences.

Participation in Purchase Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the amended Purchase Plan since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock that were purchased during the last fiscal year under the Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase. As of March 31, 2025, the closing price of our common stock was $24.46.

Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price	Fair Market Value at Date of Purchase
Charles (CJ) Prober Chairman and Chief Executive Officer	1,707	$12.44	$15.49
Patrick C.S. Lo Former Chairman and Chief Executive Officer	—	$—	$—
Bryan D. Murray Chief Financial Officer	1,977	$10.74	$15.19
Pramod Badjate President and General Manager, NETGEAR for Business	—	$—	$—
Michael F. Falcon Former Chief Operations Officer	—	$—	$—
David J. Henry Former President and General Manager, Connected Home	1,977	$10.74	$15.19
Michael A. Werdann Former Chief Revenue Officer	—	$—	$—
All current executive officers as a group	3,684	$11.53	$15.33
All current directors who are not executive officers as a group	—	$—	$—
All employees, including all current officers who are not executive officers, as a group	308,092	$11.44	$15.31

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

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The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and more than one year from the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. The amount of such ordinary income will be added to the participant’s basis in the shares and any additional gain or loss will be treated as long-term capital gain or loss. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares and any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of our common stock authorized for sale thereunder by 1,500,000 shares to a total of 4,500,000 shares.

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Letter from Our Compensation and Talent Committee Chair	Page 42
Executive Summary	Page 44
General Compensation Philosophy	Page 46
Designing a Competitive Compensation Package	Page 46
Compensation and Talent Committee Consultant	Page 48
Compensation Components	Page 48
2024 NEO Compensation	Page 48
Other Benefits and Perquisites	Page 55
Compensation Policies and Risk Assessment	Page 55

Compensation Discussion and Analysis

Contents

Letter from Our Compensation and Talent Committee Chair

Dear Fellow Stockholders,

2024 was the first year of NETGEAR’s multi-year transformation. With the appointment of our new Chief Executive Officer, CJ Prober, in January, and implementation of a new strategic approach to building on our strong legacy of almost 30 years as a global leader in intelligent networking solutions for businesses, homes, and service providers, we have embarked on a journey focused on creating long-term value for our stockholders. CJ's vision and strategic adjustments have set the foundation for a stronger and more predictable future for NETGEAR. Our progress and performance in 2024 reflect the management team’s strategic approach and exceptional execution as we consistently delivered revenue and operating margin above the high end of guidance while driving dramatic shifts in our operating model and strategy.

These results were enabled by proactive steps taken throughout the year to evolve our culture and improve our organization, operating model and strategy in pursuit of long-term growth and profitability. We materially improved our supply chain, significantly increased our cash position and added great new people to our world-class team. Our NETGEAR for Business segment drove record quarterly results in ProAV end-user sales for three consecutive quarters while at the same time strengthening our differentiation and software leadership in this category. Our Connected Home Products segment, consisting of Mobile and Home Networking, released a suite of new products including the M7 Pro, the industry’s first mobile hotspot combining 5G and WiFi 7. Substantial progress was achieved on our "good-better-best" product strategy that we expect to fuel market share growth in 2025, and our targeted software investments in Home Networking drove significant value as reflected by a 25% year-over-year growth in recurring revenue in the fourth quarter. The continuing strong performance of our business provides a great foundation for our return to profitable growth.

While we are proud of our progress and achievements in 2024, we maintain a long-term outlook for the Company. Our successes over the past year confirm the Company is focused on the right strategic priorities while also demonstrating excellence in execution. We are confident that the work underway today will enable us to continue delivering on our mission to unleash the full potential of connectivity with intelligent solutions that delight and protect, all while creating long-term value for our stockholders.

The Compensation and Talent Committee believes that NETGEAR’s capacity to win is directly linked to the capabilities, skills and experience of our executive leadership and broader team. In order to meet our transformation goals, it became clear that we needed to evolve our compensation structure to reflect changes in our strategy and competitive environment. Following a thorough review with management and our independent compensation consultant, we re-aligned our executive compensation plans in 2024 with a central focus on pay-for-performance to enhance our ability to attract and retain highly qualified executive leaders. We were also mindful of the need to

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execute an orderly, smooth transition of our leadership team in light of the unique circumstances to ensure we met our operational goals while facilitating the transfer of deep historical knowledge and experience to the Company’s new leaders.

This approach set us up to add a wealth of industry expertise and leadership capabilities needed to unlock value, achieve our transformation goals and make significant contributions critical to our long-term success. While we were disappointed in the outcome of last year’s say-on-pay advisory vote, direct feedback from our stockholders helped us understand that the results were influenced by confusion stemming from the separation package provided to NETGEAR’s founder and former CEO. Although this was a unique and isolated occurrence, we are committed to ensuring further transparency regarding the circumstances under which severance may be paid to executive officers in the future. And we are hopeful that the outcome of this year’s say-on-pay proposal will be quite different in light of our performance-based compensation philosophy and the Company’s strong execution and strategic performance over the last year. Indeed, we believe that the actions we took in 2024 will promote consistently strong leadership, sound decision-making, and results that are aligned with stockholders’ interests.

Thank you for your continued support and trust in NETGEAR. As we continue to transform our company and business, I look forward to discussing and hearing directly from you regarding how you evaluate components of compensation and your views on pay structures that appropriately incentivize and retain the talent that executes on our strategy day-in-and-day-out, while planning for the longer term.

Sincerely,

Janice Roberts
Chair of the Compensation and Talent Committee

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Executive Summary

This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2024 executive compensation program for our Named Executive Officers ("NEOs"), and how and why our independent Compensation and Talent Committee ("CTC") determined the compensation elements that comprised our 2024 executive compensation program.

Our 2024 Named Executive Officers

Charles (CJ) Prober Chairman and Chief Executive Officer (effective January 31, 2024)	Patrick C.S. Lo(1) Former Chairman and Chief Executive Officer (through January 30, 2024)	Bryan D. Murray Chief Financial Officer	Pramod Badjate President & General Manager of NETGEAR for Business Products (effective July 22, 2024)	Michael F. Falcon Former Chief Operations Officer (through December 31, 2024)	David J. Henry Former President & General Manager of Connected Home Products (through December 31, 2024)	Michael A. Werdann Former Chief Revenue Officer (through September 27, 2024)

(1) Mr. Lo retired as Chief Executive Officer ("CEO") and Chairman of the Board on Mr. Prober’s first day of employment on January 31, 2024. During the 6-month period following his retirement, Mr. Lo served as a consultant to the Company and performed advisory services to the Company as requested by the lead independent director or the Chairman of the Board. All 2024 compensation decisions for Mr. Lo are described below under “Retirement of Patrick C.S. Lo as Chief Executive Officer and Chairman.”

Re-aligning Our 2024 Incentive Programs to Drive Our Business Transformation

We believe that incentive plans should evolve over time in response to the changing needs and strategies of the Company. The CTC conducts an annual comprehensive review of both our short-term and long-term incentive compensation programs to ensure those plans are both market competitive and align with the strategic goals of the business.

In early 2024, after an extensive review by the CTC, management, and the CTC's independent compensation consultant, the CTC determined that our prior short- and long-term incentive programs no longer incentivized our go-forward measures of success. We therefore realigned our 2024 executive compensation programs to enhance our ability to attract and retain world-class leaders who we believe can achieve our transformation goals, to drive long-term stockholder value, and to secure the phased and orderly transition of our executive team. Specifically, we implemented a pay-for-performance philosophy that drives our approach to executive compensation and took the following steps to achieve our goals:

•
We incorporated a relative performance metric into the performance-based RSUs ("PSUs") awarded to our NEOs in 2024. The PSUs awarded to our new CEO are based on the relative performance of our total shareholder return ("TSR") over the first three years of his employment, measured annually and over the cumulative period, as compared to the TSRs of the companies in the Nasdaq Telecommunications Index. For consistency across our leadership team, we began using 3-year relative TSR in the annual PSUs and in new hire awards for executive officers who joined us later in the year, including Mr. Badjate. We believe the addition of relative TSR as a performance metric in our executive compensation program further strengthens the alignment of interests between our NEOs and that of our stockholders and reinforces our focus on delivering long-term value to our stockholders. Please see the “Long-Term Incentive Compensation” section below for additional information.
•
We updated the vesting period for our time-based RSUs from four years to three years to align with market practice and to increase perceived competitiveness of new awards. Under this new vesting schedule, one-third of the RSUs vest one year after the vest start date and the remaining shares vest in equal quarterly installments over the next two years. Please see the “Long-Term Incentive Compensation” section below for additional information.
•
We split our 2024 executive bonus plan into two half-year performance periods, with each performance period accounting for 50% of the overall bonus. This decision enhanced the CTC’s ability to establish rigorous and meaningful performance goals during a period of intense change for both our business and the composition of our leadership team. Driven by the uncertainty at the onset of the fiscal year, we ultimately eliminated the executive bonus plan for the first half of 2024. Under the executive bonus plan for the second half of 2024, participating NEOs received payouts ranging from 36% to 49% of their respective 2024 target bonus opportunities for such performance period. Please see the “Annual Cash Incentive Compensation” section below for additional information.

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Compensation Overview

Our independent CTC makes compensation decisions for our executive officers based on our pay-for-performance philosophy. The CTC recognizes our need to retain our NEOs and other executive officers and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2024 that tied a substantial portion of our NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on long-term growth and strong financial performance, particularly because our approach places a significant percentage of our NEOs’ compensation at-risk and correspondingly rewards them when we achieve objectives and deliver long-term value to our stockholders.

The compensation of our NEOs consists of three main elements:

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for NEOs at or near the median for our Peer Group, as identified below, which reflects the highly competitive market in which we operate. We believe that all of these factors help us achieve total compensation for our NEOs that is fair, reasonable, and competitive while also aligning NEO incentives with business performance..

Executive Compensation Practices

Our CTC emphasizes the following best practices in compensation-related governance:

What We Do	What We Don’t Do

✓      Employ a pay-for-performance philosophy reflected in program design and target pay levels

✓      Set challenging targets for executive officers to earn cash incentives

✓      Rely on an independent Compensation and Talent Committee and engage an independent compensation consultant

✓      Maintain stock ownership guidelines for executive officers and directors

✓      Maintain a clawback policy

✓      Engage regularly with stockholders

✓      Engage in annual performance reviews of Board of Directors via a third party.

×        No compensation plans that encourage excessive risk taking

×        No executive benefits or perquisites outside of participation in broad-based plans

×        No tax gross-ups on severance or change-of-control benefits

×        No short sales, hedging or pledging of stock ownership positions and transactions involving derivatives of our common stock

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General Compensation Philosophy

Executive Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

The foundational pay-for-performance philosophy underlying our compensation programs aims to address a number of objectives, including attracting and retaining highly qualified executive officers, incentivizing and rewarding exceptional individual contribution, teamwork and integrity, supporting employee engagement and motivating management to achieve returns for our stockholders. Our CTC also oversees management’s efforts to foster a desired corporate culture that aligns with the Company’s values and strategy. Our CTC, as well as the Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, revenues, operating margins, and earnings per share, paid subscribers, market share, long-term competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.

We hold an annual stockholder advisory vote to approve the compensation of our NEOs, commonly referred to as a say-on-pay vote. Historically, our stockholders have overwhelmingly supported our executive compensation program, with an average of 97% support from our 2011 Annual Meeting, when we held our first say-on-pay vote, through our 2023 Annual Meeting. At our 2024 Annual Meeting, approximately 71% of stockholder votes cast were in favor of our say-on-pay resolution. Based on discussions with our stockholders held during our subsequent outreach efforts, we believe the results of last year’s say-on-pay vote were unusual because of the unique circumstances of our CEO transition in early 2024, as stockholders did not raise any specific concerns regarding our 2023 executive compensation program. Our CTC and the Board of Directors take very seriously the voting results and the feedback received from our stockholders. The CTC will therefore continue to consider stockholder feedback when establishing severance arrangements for our executive officers and provide transparent disclosure on circumstances when severance is actually paid to executive officers in the future.

Compensation Objectives and Philosophy

Objectives

Our executive compensation program is designed to attract, motivate, and retain exceptional leaders who can transform our business and drive long-term value creation for stockholders in a dynamic and highly competitive global technology landscape.

Programs are geared for short-and long-term performance with the goal of increasing stockholder value over the long term.

Philosophy

The CTC’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive awards, and long-term incentive awards, at or near the market median. Performance of executives is considered in light of general economic conditions, the Company and industry, and competitive conditions when determining overall compensation.

Designing a Competitive Compensation Package

Recruitment and retention of our NEOs and other executive management require a competitive compensation package. Our CTC has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our CTC’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of the Peer Group. For 2024 compensation comparison purposes, the Peer Group was reviewed and updated in April 2024 by FW Cook, the CTC’s independent compensation consultant, with input from Mr. Prober and our CTC and final approval by the CTC. The 2024 updates to our Peer Group relative to 2023 included removing (i) Avid Technology, Inc. and EchoStar Corporation, each of which was acquired, and (ii) CalAmp Corp., F5 Networks, Inc., Lumentum Holdings Inc., and ViaSat, Inc., each of which no longer met the selection criteria. The 2024 updates also included adding five new

46	2025 PROXY STATEMENT

companies, Arlo Technologies, Inc., Aviat Networks, Inc., Corsair Gaming, Inc., Digi International Inc., and OSI Systems, Inc., each of which met the selection criteria. Accordingly, the Peer Group for 2024 consists of the following 17 U.S. publicly traded companies from the computer peripheral, communications equipment, and consumer electronics industries of relatively similar annual revenue and market capitalization as compared to us:

2024 PEER GROUP

ADTRAN, Inc. Arlo Technologies, Inc. Aviat Networks, Inc. Calix, Inc. Corsair Gaming, Inc. Comtech Telecommunications Corp. Digi International Inc. Extreme Networks, Inc. GoPro, Inc.	Harmonic Inc. Infinera Corp. Logitech International S.A. NetScout Systems, Inc. OSI Systems, Inc. Ribbon Communications Inc. Sonos, Inc. Viavi Solutions Inc.

At the time of review in April 2024, the Peer Group had a median revenue (trailing four quarters) of approximately $1.01 billion, a median operating income (trailing four quarters) of approximately $24 million, and a median market capitalization of approximately $1.13 billion. Relative to the Peer Group at the time of review, the Company ranked at approximately the 31st percentile by revenue (trailing four quarters), the 16th percentile by operating income (trailing four quarters), and at the 22nd percentile by market capitalization.

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.

In determining the appropriate individual compensation levels for NEOs, the CTC considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all NEOs, except the CEO, are developed by the CTC in consultation with the CEO and our independent third-party compensation consultant. The CTC engages in an active dialogue with the CEO concerning the Company’s strategic objectives and performance targets. The CTC reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The CTC also reviews with the CEO the individual responsibilities, abilities, and objectives achieved in the prior year for each of the NEOs. In the case of the CEO, the CTC develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The CTC also consults with the other independent members of the Board of Directors regarding CEO compensation, without the CEO or other management present. The CTC then independently reviews and approves the compensation for NEOs and other executive officers.

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Compensation and Talent Committee Consultant

The CTC engaged FW Cook, an independent third-party compensation consulting firm, to assist in reviewing the Peer Group in 2024 and in gathering industry compensation data. The consultant reports directly to the CTC but was authorized by the CTC to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which address any actual or potential conflicts or relationships between such individual and the consultant. The consultant conducts regular reviews of total compensation of the NEOs and members of the Board of Directors, and the consultant also provides advice with respect to other executive and Board of Directors compensation issues that might arise during the year. The consultant also reviews and assesses our compensation practices and the cash and equity compensation programs of our non-executive employees, from time to time, but otherwise provides no other services to the Company.

Compensation Components

Total Compensation

The CTC emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total direct compensation (i.e., base salary, target annual cash incentive compensation, and long-term incentive compensation) is generally targeted at or near the median total direct compensation of the Peer Group for NEOs. By targeting this median, our CTC intends to set an overall compensation package that is competitive and within reasonable market parameters, with the goal of attracting, motivating, and retaining our executives for the long-term success of the Company. Comparing the elements of target total direct compensation for 2024 for our NEOs (other than Mr. Lo, who ceased serving as an executive officer of the Company in January 2024), base salary represented, on average, approximately 21% of our NEOs’ pay mix, target annual incentive compensation represented, on average, approximately 15% of our NEOs’ pay mix, and long-term incentive compensation represented, on average, approximately 64% of our NEOs’ pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

Component	Primary Purposes

Base Salary	Provide market competitive fixed compensation that attracts and retains key executive talent and that reflects the individual’s role, responsibilities, and performance.

Annual Incentive Compensation	Motivate and reward executives for achieving pre-established, short-term performance goals that are critical to our strategic priorities.
Long-Term Incentive Compensation

Promote retention of our key executive talent.

Motivate executives to optimize the long-term success of the business.

Align the interests of executives with those of stockholders by aligning executive compensation with long-term drivers of stockholder value.

2024 NEO Compensation

Base Salary

We generally target base salaries for NEOs at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the CTC. Our CTC uses its judgment and experience to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation element. Base salaries are generally reviewed and approved by the CTC each year.

In July 2024, the CTC approved the base salaries set forth in the table below for Messrs. Murray, Falcon, Henry, and Werdann after completing its annual review of market data and individual performance. Messrs. Prober and Badjate’s base salaries as set forth in the table below were determined at the time they joined the Company in January 2024 and July 2024, respectively, after the CTC considered the input of its independent compensation consultant and ultimately concluded that such level of compensation was necessary to recruit each NEO to join the Company.

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NEO	Base Salary	Percentage Increase	Effective Date

Charles (CJ) Prober	$750,000	N/A	January 31, 2024
Bryan D. Murray	$540,000	5%	July 1, 2024
Pramod Badjate	$525,000	N/A	July 22, 2024
Michael F. Falcon	$515,030	—%	July 1, 2024
David J. Henry	$550,000	2%	July 1, 2024
Michael A. Werdann	$567,952	—%	July 1, 2024

Annual Cash Incentive Compensation

2024 Overview. Our annual incentive programs provide our executive officers with the opportunity to earn annual cash compensation based on the achievement of designated corporate performance goals. In 2024, each of Messrs. Murray, Falcon, and Henry were eligible to participate in our 2024 executive bonus plan, and Mr. Werdann was eligible to participate in our 2024 sales commission plan. Messrs. Prober and Badjate, who joined us in January 2024 and July 2024, respectively, were also each eligible to participate in our 2024 executive bonus plan, but pursuant to their respective employment agreements, and as a material inducement to joining the Company, they were each eligible to receive a 2024 bonus payout equal to no less than their pro-rated target cash bonus for 2024. Due to his retirement in January 2024, Mr. Lo was not eligible to receive a bonus for 2024. The following sections describe the design and payouts under our annual incentive programs for 2024.

2024 Executive Bonus Plan. We have historically paid annual cash bonuses under our executive bonus plan based on the Company’s achievement of pre-established goals as measured over the entire fiscal year. The CTC generally sets the performance metrics, performance goals, and target awards for our executive officers at the beginning of the fiscal year, and it determines the resulting payouts following completion of the fiscal year.

At the beginning of 2024, the CTC deferred setting the performance metrics and goals for our 2024 executive bonus plan due to the timing of our CEO transition occurring in January, the start of the performance year. We wanted to give our new CEO, Mr. Prober, time to assess our business and to work with the Board of Directors to develop and finalize a revised operating plan for 2024 that the CTC could then leverage to establish rigorous and meaningful performance metrics and goals for our 2024 executive bonus plan that would directly support our transformation efforts. To enhance its ability to establish its goals, the CTC decided to split our 2024 executive bonus plan into two half-year performance periods, with each performance period accounting for 50% of the overall bonus.

The table below shows the resulting 2024 target bonus opportunities for our NEOs for each performance period in 2024, both as a percentage of base salary and as a corresponding cash amount. The total 2024 target bonus opportunities (expressed as a percentage of base salary) for Messrs. Murray, Falcon, and Henry remained unchanged from 2023. Consistent with prior years, the maximum bonus amount was equal to 150% of an individual’s target bonus opportunity.

	1H 2024 Target Bonus Opportunity		2H 2024 Target Bonus Opportunity		Total 2024 Target Bonus Opportunity
NEO	% of 1H Salary	Cash Amount(1)	% of 2H Salary	Cash Amount(1)	% of Salary	Cash Amount
Charles (CJ) Prober(2)	120%	$373,771	120%	$452,459	120%	$826,230
Bryan D. Murray	75%	$192,010	75%	$203,607	75%	$395,617
Pramod Badjate(2)					75%	$175,359
Michael F. Falcon	60%	$153,665	60%	$155,353	60%	$309,018
David J. Henry	75%	$200,624	75%	$207,377	75%	$408,001
(1)
The reported cash amounts in this column represent, with respect to the applicable performance period, the target bonus amount based on the NEO's then-current base salary and the number of days in the performance period.
(2)
The reported cash amounts in this table for each of Messrs. Prober and Badjate represent pro-rated amounts based on the number of days each individual was employed with the Company during 2024. Pursuant to their respective employment agreements, and as a material inducement to joining the Company, Messrs. Prober and Badjate were each eligible to receive a 2024 bonus payout equal to no less than their pro-rated 2024 target cash bonus amounts of $826,230 and $175,359, respectively, subject to their continued employment through and until the date that bonus payments were made to our executive officers under the 2024 executive bonus plan.

2025 PROXY STATEMENT	49

Driven by the uncertainty at the onset of the fiscal year, the CTC decided not to establish an executive bonus plan for the first half of 2024. Consequently, apart from Messrs. Prober and Badjate, our NEOs’ 2024 incentive bonus opportunities were based exclusively on the second half of 2024, or the 2H 2024 executive bonus plan. Further, Mr. Prober’s 2024 bonus became subject exclusively to the terms of his employment agreement, pursuant to which he was eligible to receive a 2024 bonus payout equal to no less than their pro-rated target cash bonus for 2024. Mr. Badjate, who joined the Company in July 2024, was also eligible to receive a 2024 bonus payout equal to no less than his pro-rated target cash bonus for 2024, pursuant to the terms of his employment agreement. In approving the new hire compensation packages for Messrs. Prober and Badjate as provided for in their respective employment agreements, the CTC determined that this 2024 bonus arrangement was necessary to secure each individual in the midst of a highly competitive market and to support the transformational change of our business.

In July 2024, after our revised 2024 operating plan was approved by the Board of Directors, the CTC approved the performance metrics and corresponding performance goals set forth in the table below for the 2H 2024 executive bonus plan. At the time the performance goals were set, the CTC believed these goals were challenging but achievable, consistent with the rigor of performance goals under our executive bonus plans in prior years. If the level of achievement for a performance metric was between any of the performance goals, the payout percentage for that performance metric would be determined based on straight-line interpolation between the corresponding payout percentages indicated below; provided, however, that for an NEO to receive a bonus payout greater than 50% of the NEO’s 2H 2024 target bonus opportunity, achievement of the target performance goal for each applicable performance metric was required. No bonus amount was payable for a performance metric if the minimum threshold performance goal was not achieved, and the maximum payout under the 2024 2H executive bonus plan was capped at 100% of an NEO's 2H 2024 target bonus opportunity.

NEO(s)	Performance Metric	Weighting	Threshold Performance Goal(1) (30% Payout of 2H 2024 Target Bonus)	Target Performance Goal(1) (50% Payout of 2H 2024 Target Bonus)	Stretch Performance Goal(1) (75% Payout of 2H 2024 Target Bonus)	Maximum Performance Goal(1) (100% Payout of 2H 2024 Target Bonus)

Bryan D. Murray	Company Net Revenue(2)	50%	$333,047	$370,053	$388,555	$407,058
Michael F. Falcon	Company Non-GAAP Operating Income(3)	50%	$(24,386)	$(19,509)	$(14,631)	$(9,754)
David J. Henry	Company Net Revenue(2)	25%	$333,047	$370,053	$388,555	$407,058
	Company Non-GAAP Operating Income(3)	25%	$(24,386)	$(19,509)	$(14,631)	$(9,754)
	Connected Home Net Revenue(2)	25%	$188,904	$209,893	$220,388	$230,883
	Connected Home Contribution Income(4)	25%	$(5,544)	$(3,642)	$(1,167)	$1,128
(1)
The performance goals are presented in thousands.
(2)
Net revenue is determined in accordance with GAAP and reflected in the Company’s financial statements.
(3)
Non-GAAP operating income is equal to our GAAP operating income after excluding bonus expense, stock-based compensation expense, restructuring and other charges, and litigation reserves, net, as presented in the Company’s press release reporting the financial results for fiscal 2024.
(4)
Contribution income is presented in our quarterly and annual financial statements and includes all product line segment revenues less the related cost of sales, research and development and sales and marketing costs. Certain operating expenses are not allocated to these segments because they are separately managed at the corporate level. These unallocated indirect costs include corporate costs, such as corporate research and development, corporate marketing expense and general and administrative costs, stock-based compensation expense, restructuring and other charges, and litigation reserves, net.

The achievement of each performance metric under the 2H 2024 executive bonus plan was as follows: (1) the Company achieved 2H net revenue of $365.3 million, representing 99% of the target performance goal and resulting in a payout of 95% of target for this component, (2) the Company achieved 2H non-GAAP operating loss of $2.5 million, exceeding the target performance by approximately $17 million and resulting in a payout of 100% of target for this component, (3) our Connected Home segment achieved 2H net revenue of $206.0 million, representing 98% of the target performance goal and resulting in a payout of 93% of target for this component, and (4) our Connected Home segment achieved 2H contribution loss of $6.1 million, representing performance below the threshold achievement level and thus resulting in no payout for this component. The level of achievement for each performance metric was thus above the applicable threshold performance goal, except for the Connected Home contribution income performance metric. As a result, Messrs. Murray and

50	2025 PROXY STATEMENT

Falcon each earned a bonus payout equal to 49% of his 2H 2024 target bonus opportunity, and Mr. Henry earned a bonus payout equal to 36% of his 2H 2024 target bonus opportunity.

The 2024 bonus payouts awarded to our NEOs participating in our 2024 executive bonus plan thus were as follows:

NEO	Target 2024 Bonus Opportunity(1)	Total 2024 Bonus Payout

Charles (CJ) Prober	$826,230	$826,230
Bryan D. Murray	$395,617	$99,156
Pramod Badjate	$175,359	$175,359
Michael F. Falcon	$309,018	$75,657
David J. Henry	$408,001	$74,448

(1)
For each of Messrs. Prober and Badjate, the amount reported in this column represents the NEO’s pro-rated 2024 target bonus amount as provided for in their respective employment agreements.

2024 Retention Bonuses. In April 2024, our CTC awarded a retention bonus to each of Messrs. Murray, Falcon, and Henry in the amount of $100,000, $65,000, and $100,000, respectively, to drive retention, engagement, and consistency of our management team during a period of leadership transition, uncertainty, and tremendous effort in preparing for the execution of our transformation efforts, all of which impacted our ability to establish meaningful goals under our 1H 2024 executive bonus plan. The payment of the retention bonuses awarded to Messrs. Murray and Henry were each contingent upon the individual remaining an employee of the Company until March 31, 2025, and the payment of the retention bonus awarded to Mr. Falcon was contingent upon him remaining an employee of the Company until January 3, 2025. Upon Mr. Henry’s departure from the Company on December 31, 2024, he was no longer entitled to receive his retention bonus. As discussed in greater detail under the “Agreements with our Named Executive Officers” section below, pursuant to the advisory agreement we entered into with Mr. Falcon in connection with his resignation from employment with the Company on December 31, 2024, Mr. Falcon received his retention bonus.

2024 Sales Commission Plan for Mr. Werdann. As our Chief Revenue Officer, Mr. Werdann received payments under our 2024 sales commission plan until his departure from the Company on September 27, 2024. Mr. Werdann’s overall cash compensation package was structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann’s annual aggregate sales commissions were targeted as an amount equal to approximately 67% of his fiscal year base salary. Payments made under the 2024 sales commission plan to Mr. Werdann were based upon the Company’s achievement of a non-GAAP modified measure of net revenue and profit contribution, measured on a quarterly basis, with target objectives derived from our annual operating plan. Non-GAAP net revenue was typically measured with reference to point of sale as reported by NETGEAR’s channel partners, less returns and related marketing spending. Profit contribution was calculated for the worldwide business under Mr. Werdann’s sales leadership and was comprised of non-GAAP net revenue less associated product costs and direct selling costs. The 2024 sales commission plan also provided for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measures, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also was a cap on the dollar amount of commissions that could be earned under the 2024 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission was paid on a monthly basis, based on achievement to-date of quarterly targets.

The table below shows the performance targets for each performance metric under the 2024 sales commission plan, the relative weightings and actual performance achieved with respect to each performance metric, and the resulting payout amounts to Mr. Werdann.

			1Q 2024	2Q 2024	3Q 2024

Performance Metric	Non-GAAP Net Revenue (70%)	Performance Target	$172,838,577	$177,956,272	$199,819,956
		Actual Performance	$179,555,812	$171,078,918	$179,152,894
		Achievement %	103.9%	96.1%	89.7%
	Profit Contribution (30%)	Performance Target	$57,540,458	$67,070,645	$77,686,406
		Actual Performance	$58,446,048	$62,258,996	$66,237,080
		Achievement %	101.6%	92.8%	85.3%
Weighted Achievements and Payouts		Weighted Achievement %	103.2%	95.1%	88.3%
		Mr. Werdann Commission Payments	$97,681	$90,060	$83,620

2025 PROXY STATEMENT	51

Long-Term Incentive Compensation

2024 Overview. We have historically provided long-term equity incentives to our executive officers to align executive compensation and performance, promote the creation of long-term stockholder value, and reward, incentivize, and retain our executive officers. Consistent with this approach, a significant portion of our NEOs’ total annual compensation is in the form of long-term equity awards. In 2024, the CTC granted to each of our NEOs (other than Mr. Lo, who retired in January 2024) a mix of time-vesting and performance-vesting equity awards in the form of RSUs and PSUs, respectively, consistent with the equity grant mix awarded to our executive officers in prior years. The following sections describe the annual equity grants that were made to Messrs. Murray, Falcon, Henry, and Werdann in 2024, as well as the equity grants made to Messrs. Prober and Badjate upon their commencement of employment with the Company in January 2024 and July 2024, respectively.

2024 Annual Equity Grants. We generally make annual equity grants to our NEOs, and in April 2024, we made annual equity grants to each of Messrs. Murray, Falcon, Henry, and Werdann in the form of 75% RSUs and 25% PSUs, as outlined in the table below. In determining the size of annual equity grants, the CTC relies primarily on market data provided by its independent compensation consultant and input from our CEO, though it also considers other relevant factors, including the NEO’s position, the NEO’s individual performance, and the NEO’s existing equity award holdings (including the unvested portion of such awards). In 2024, to enhance the competitiveness of our executive compensation program for purposes of retention and attraction of top executive talent, the CTC determined to increase the aggregate grant value of our executive team’s annual equity grants up to the 25th percentile of the market data for our Peer Group. Consequently, the aggregate grant value of Messrs. Murray, Falcon, Henry, and Werdann’s 2024 annual equity grants increased, on average, by approximately 78% year-over-year.

	2024 RSUs		2024 PSUs
NEO	Shares (#)	Grant Date Fair Value ($)	Shares (#)	Grant Date Fair Value ($)
Bryan D. Murray	63,750	$946,688	21,250	$411,400
Michael F. Falcon	30,000	$445,500	10,000	$193,600
David J. Henry	37,500	$556,875	12,500	$242,000
Michael A. Werdann	37,500	$556,875	12,500	$242,000

The 2024 RSUs vest over three years, with one-third of the RSUs vesting in April of the year following the grant date, and the remaining RSUs vesting in equal quarterly installments over the next two years, subject to the NEO’s continued service with the Company through such vesting dates. The CTC decided to update the vesting period for our annual RSUs in 2024 from four years to three years to align with market practice and to increase the competitiveness of new awards.

The 2024 PSUs will vest based on the percentile rank of our TSR relative to that of the companies in the Nasdaq Telecommunications Index (our "Relative TSR Rank") over the multi-year performance period ending on December 31, 2026. The CTC selected relative TSR as the performance metric for the 2024 PSUs to further strengthen the alignment of actual pay delivery to NEOs with our relative stock performance. Following the completion of the performance period, the CTC will calculate the percentage of the target PSUs, if any, that will vest ("Earned PSUs") based on the level of achievement of our Relative TSR Rank, as follows:

Performance Level	Relative TSR Rank	Number of Earned PSUs(1)

Maximum	75th percentile or above	150%
Target	50th percentile	100%
Threshold	25th percentile	50%
(1)
For achievement between the threshold and maximum levels, the number of Earned PSUs will be determined through straight-line interpolation.

Our TSR for the performance period, as well as the TSR of the companies in the Nasdaq Telecommunications Index, will be calculated based on the average closing price of each company’s stock over the last 20 trading days of the performance period compared to the average closing price over the first 20 trading days of the performance period.

2024 New Hire Equity Grants. We generally make equity grants to executive officers upon their commencement of employment with the Company, and in 2024, we made such equity grants to Messrs. Prober and Badjate upon their commencement of employment with the Company in January 2024 and July 2024, respectively, as outlined in the table below. The CTC determined that Mr. Prober’s equity grants

52	2025 PROXY STATEMENT

would be in the form of 50% RSUs and 50% PSUs, reflecting the CTC’s belief that our CEO’s compensation should have a greater emphasis on performance-based incentives, and that Mr. Badjate’s equity grants would be in the form of 75% RSUs and 25% PSUs. The CTC determined the size of each of Messrs. Prober and Badjate’s equity grants after considering the market data provided by its independent compensation consultant, and it ultimately deemed such grants to be necessary to recruit each NEO to join the Company at a critical time of our transformation.

	RSUs		PSUs
NEO	Shares (#)	Grant Date Fair Value ($)(2)	Shares (#)	Grant Date Fair Value ($)(2)
Charles (CJ) Prober	455,820(1)	$6,791,718	455,820(1)	$9,440,032
Pramod Badjate	165,000	$3,478,200	55,000	$1,586,750
(1)
This amount represents the aggregate number of shares underlying the following RSU awards granted to Mr. Prober upon his commencement of employment with the Company in January 2024: (1) an annual RSU award with an initial value of $4 million; and (2) a sign-on RSU award with an initial value of $2.5 million. The number of shares underlying each of these RSU awards was determined using the trailing 20 trading-day average closing price as of January 30, 2024.
(2)
The amounts reported in this column represent the aggregate value of the stock awards granted to the NEOs based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2024.

Mr. Prober’s RSUs vest over four years in equal annual installments, subject to his continued service with the Company through such vesting dates.

Mr. Prober’s sign-on PSU award is divided into three equal tranches that each vest based on our Relative TSR Rank compared to companies in the Nasdaq Telecommunications Index during a period of approximately one year, as follows: (1) the first tranche was eligible to vest based on our performance from Mr. Prober’s start date through December 31, 2024, (2) the second tranche will be eligible to vest based on our performance during calendar year 2025, and (3) the third tranche will be eligible to vest based on our performance during calendar year 2026. The total number of earned PSUs will be subject to a “true-up” if the cumulative 3-year Relative TSR Rank of the Company from Mr. Prober’s start date through December 31, 2026 is higher than the Relative TSR Rank as of the end of either of the first two performance periods. Following the completion of each performance period, the CTC will calculate the percentage of the target PSUs, if any, that will vest ("Earned PSUs") based on the level of achievement of our Relative TSR Rank for such performance period, as set forth in the table below. The CTC determined to use three annual performance periods for Mr. Prober’s sign-on PSU award to motivate incremental progress throughout our transformation. Moving forward, the CTC intends to use three-year performance periods for Relative TSR PSUs, as was the case for subsequent PSU awards granted during 2024, as described above (for Messrs. Murray, Falcon, Henry, and Werdann) and below (for Mr. Badjate). In January 2025, the CTC approved a payout equal to 150% of the target PSUs underlying the first tranche of Mr. Prober’s sign-on PSU award after certifying that our Relative TSR Rank for the first performance period was at the 87th percentile.

Performance Level	Relative TSR Rank	Number of Earned PSUs(1)

Maximum	75th percentile or above	150%
Target	50th percentile	100%
Threshold	25th percentile	50%
(1)
For achievement between the threshold and maximum levels, the number of Earned PSUs will be determined through straight-line interpolation.

Mr. Badjate’s RSUs vest over three years, with one-third of the RSUs vesting in July of the year following the grant date, and the remaining RSUs vesting in equal quarterly installments over the next two years, subject to his continued service with the Company through such vesting dates. Mr. Badjate’s PSUs are subject to the same vesting terms as the 2024 PSUs granted to Messrs. Murray, Falcon, Henry, and Werdann, as described above.

Payout of 2022 PSUs. In April 2022, the CTC granted PSUs (the "2022 PSUs") to our executive officers, including each of Messrs. Lo, Murray, Falcon, and Henry. Vesting of the 2022 PSUs was based on the Company attaining a certain number of paid subscriptions by the end of 2024. The table below reflects the actual achievement against the performance targets for the 2022 PSUs. In January 2025, the CTC

2025 PROXY STATEMENT	53

approved a payout equal to 59% of the target 2022 PSUs granted to the NEOs (other than Mr. Lo, who forfeited his 2022 PSUs upon his retirement in January 2024).

Performance Level	Paid Subscriptions	Number of Earned PSUs

Maximum	1,500,000	150%
Target	1,200,000	100%
Threshold	900,000	50%
Actual	955,836	59%

Retirement of Patrick C.S. Lo as Chief Executive Officer and Chairman of Board

Mr. Lo, our founder and former CEO, retired in January 2024. In connection with his retirement, the Board of Directors approved an executive succession and advisory services agreement with Mr. Lo to retain his assistance in commercial efforts that would help management and the Board of Directors in the successful transition of responsibilities to his successor, Mr. Prober. Pursuant to the agreement, Mr. Lo served as a consultant and performed advisory services to the Company as requested by the lead independent director or the Chairman of the Board of Directors during the six-month period following his retirement. For Mr. Lo’s services during the transition period, (1) he received consulting fees of $102,917 per month, (2) his unvested time-based RSUs accelerated and became fully vested as of his last day of service as CEO, (3) his COBRA premiums were reimbursed for up to 12 months following his last day of service as CEO, and (4) at the conclusion of the transition period, he was paid a cash bonus of $800,000. Additionally, his deferred compensation plan balance was paid out in accordance with the terms of the Company’s deferred compensation plan (and any prior election under that plan), his base salary was paid out for the period from January 1, 2024, through January 31, 2024 at the rate of $950,000 per annum, and he was reimbursed for up to $25,000 of reasonable attorney’s fees incurred in the negotiation of the executive succession and advisory services agreement and all related agreements. These payments were conditioned upon the execution and non-revocation of a release of claims as provided in the executive succession and advisory services agreement.

Other NEO Departures in 2024

Mr. Werdann departed from the Company on September 27, 2024. In connection with our internal restructuring, Mr. Werdann became entitled to certain benefits as provided for in a change in control and severance agreement that we entered into with Mr. Werdann in August 2018. As such, we entered into a separation agreement with Mr. Werdann, pursuant to which, in exchange for a customary release of claims against the Company, he received: (i) a lump sum equivalent to 12 months of his base salary; and (ii) acceleration of vesting of unvested time-based RSUs as if he had continued providing services as an employee of the Company until the 12-month anniversary of his separation date.

Mr. Falcon retired from his employment with the Company, effective as of December 31, 2024. In connection with his retirement, we entered into a resignation agreement and a transition and advisory agreement with Mr. Falcon, pursuant to which he agree to provide certain consulting and advisory services to the Company during the three-year period following his retirement date, or the advisory period. For Mr. Falcon’s services during this advisory period, he will receive consulting fees at the rate of $247 per hour (up to 20 hours per month), and his outstanding equity awards as of his retirement date will continue to vest in accordance with their terms. Pursuant to this agreement, Mr. Falcon was also eligible to receive his bonus for the second half of 2024 as well as his retention bonus, each of which was ultimately paid to Mr. Falcon.

Mr. Henry departed from the Company on December 31, 2024. In connection with our internal restructuring, Mr. Henry became entitled to certain benefits as provided for in a change in control and severance agreement that we entered into with Mr. Henry in August 2018. As such, we entered into a separation agreement with Mr. Henry, pursuant to which, in exchange for a customary release of claims against the Company, he received: (i) a lump sum equivalent to 12 months of his base salary; (ii) reimbursement for 12 months of COBRA premiums; and (iii) acceleration of vesting of unvested time-based RSUs as if he had continued providing services as an employee of the Company until the 12-month anniversary of his separation date, and unvested PSUs that had achieved the applicable performance metrics as of the his separation date. In addition, as further consideration for the release of claims against the Company and in acknowledgement of his contributions to the Company through the end of 2024, Mr. Henry was eligible to receive his bonus for the second half of 2024, which was ultimately paid to Mr. Henry.

Other Benefits and Perquisites

54	2025 PROXY STATEMENT

Employee Benefits and Perquisites

We provide various employee benefit programs to our NEOs, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by NEOs to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

In 2024, to reward him for his long-standing service and dedication to the Company, we provided Mr. Henry (i) a noncash 20-year work anniversary gift valued at $29,738 and (ii) a payment to cover the taxes on such gift in the amount of $1,129.

Severance

We provide severance to our NEOs in certain circumstances. Our severance agreements are reasonable, responsible in value, tailored to the circumstances of the termination of employment and in line with market practice. We do not gross-up for excise taxes that may be imposed as a result of severance payments and, for payments payable upon or following a change of control, we require a qualifying termination of employment in addition to the change of control. Please see the “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” section below for additional information.

Compensation Policies and Risk Assessment

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive equity awards, the CTC and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the NEOs. Subject to the discretion of the CTC and/or the independent members of the Board of Directors, the clawback provision provides for a forfeiture of previously paid cash bonus amounts or previously awarded equity awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to an NEO or less of an actual equity award being awarded to an NEO, if such information had been known at the time the actual award had originally been calculated or determined. The applicable NEO would be required to forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma equity award, as the case may be. The policy is to put the Company in no worse position had the CTC known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit an NEO in the event that our financial statements are materially inaccurate.

In October 2023, we adopted a clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.

Stock Ownership Guidelines

We have also adopted stock ownership guidelines for our NEOs to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own six times his annual base salary. Other NEOs are expected to achieve ownership levels equal to one to three times base salary. NEOs have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and all unvested RSUs are counted toward the guidelines. As of December 31, 2024, all of our currently serving NEOs were in compliance, or on track to comply, with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our NEOs, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

2025 PROXY STATEMENT	55

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation. Generally, Section 162(m) of the Code, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to covered employees for that taxable year, which includes the corporation’s chief executive officer, chief financial officer, and certain other highly compensated officers, and any individuals who were covered employees for any preceding taxable year beginning after December 31, 2016.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The CTC may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The CTC intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers, highly-compensated service providers, and service providers who hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including RSUs and PSUs, based on the grant date “fair value” of these awards. Estimated compensation cost relating to RSUs and PSUs with a performance condition is based on the closing fair market value of the Company’s common stock on the date of grant. The grant date fair value for PSUs with a market condition is determined using the Monte Carlo valuation method. The application of ASC 718 involves significant judgment and assumptions in the determination of inputs into the Monte Carlo valuation model that we use to determine the fair value of any PSUs with a market condition. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value PSUs with a market condition granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

Compensation Risk Assessment

Our CTC assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the CTC believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

56	2025 PROXY STATEMENT

COMPENSATION AND TALENT COMMITTEE REPORT

The material in this Compensation and Talent Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation and Talent Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation and Talent Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Respectfully submitted by:

THE Compensation and Talent Committee

JANICE M. ROBERTS (CHAIR)

SARAH S. BUTTERFASS

SHRAVAN K. GOLI

LAURA C. ORVIDAS

2025 PROXY STATEMENT	57

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our 2024 NEOs, for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Bonus(2)(4)	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation(2)(3)		All Other Compensation(5)	Total

Charles (CJ) Prober,	2024	$692,308	$826,230	$16,231,750	$—		$3,000	$17,753,288

Chairman and Chief Executive

Executive Officer(11)

Patrick C.S. Lo,	2024	$84,038	$—	$960,123	$—		$1,420,022	$2,464,183

Former Chairman and Chief	2023	$310,415	$—	$1,600,200	$—		$3,000	$1,913,615

Executive Officer(7)	2022	$949,505	$—	$2,348,850	$—		$3,000	$3,301,355

Bryan D. Murray,	2024	$531,574	$—	$1,358,088	$99,156		$3,000	$1,991,818

Chief Financial Officer	2023	$514,840	$—	$757,800	$—		$3,000	$1,275,640

	2022	$507,404	$—	$1,006,650	$—		$49,469	$1,563,523

Pramod Badjate	2024	$236,250	$175,359	$5,064,950	$—		$3,000	$5,479,559

President and General Manager,

NETGEAR for Business(12)

Michael F. Falcon,	2024	$518,992	$65,000	$639,100	$75,657		$3,000	$1,301,749

Former Chief Operations Officer(8)	2023	$515,030	$—	$421,000	$—		$3,000	$939,030

	2022	$507,591	$—	$559,250	$—		$25,374	$1,092,216
David J. Henry,	2024	$548,199	$—	$798,875	$74,448		$580,867	$2,002,389

Former President and General Manager,	2023	$537,936	$—	$421,000	$63,731		$3,000	$1,025,667

Connected Home(9)	2022	$530,166	$—	$559,250	$—		$3,000	$1,092,416

Michael A. Werdann,	2024	$425,964	$—	$798,875	$271,361	(6)	$567,952	$2,064,152

Former Chief Revenue Officer(10)	2023	$567,952	$—	$421,000	$299,575		$3,000	$1,291,527

	2022	$559,749	$—	$559,250	$315,037		$3,000	$1,437,036

(1)
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2024.

For fiscal years 2024, 2023 and 2022, the amounts shown include grant date fair values of the PSUs granted in fiscal years 2024, 2023 and 2022 at target achievement, respectively. Assuming the highest levels of performance are achieved, the values of these PSUs, based on the grant date fair value of the PSUs in 2024, 2023 and 2022, respectively, were as follows: Mr. Lo, $0, $1,705,725 and $2,642,456; Mr. Murray, $617,100, $243,675 and $377,494; Mr. Falcon, $290,400, $135,375 and $209,719; Mr. Henry, $363,000, $135,375 and $209,719; and Mr. Werdann, $363,000, $135,375 and $209,719. The values of these PSUs in 2024 were $14,160,048 for Mr. Prober and $2,380,125 for Mr. Badjate.

(2)
The amounts set forth in these columns are subject to clawback provisions. Please see “Compensation Discussion and Analysis—Other Compensation Policies and Information—Clawback Policy” above.
(3)
Except as otherwise noted, Non-Equity Incentive Plan Compensation consists of cash paid pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder.
(4)
The amounts reported in this column represent: (i) for each of Messrs. Prober and Badjate, a cash bonus awarded pursuant to the terms of their respective employment agreements; and (ii) for Mr. Falcon, a cash retention bonus. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” above for more information regarding these bonuses.
(5)
The amounts reported in this column for fiscal year 2024 represent: (i) for each of Messrs. Prober, Murray, Falcon, and Badjate, matching contributions of $3,000 under our 401(k) plan, earned in 2024 and paid in February 2025; (ii) for Mr. Lo, a cash bonus of $800,000 and $617,500 in consulting fees, in each case paid to Mr. Lo pursuant to the terms of his executive succession and advisory services agreement, and a matching contribution of $2,522 under our 401(k) plan; (iii) for each of Messrs. Henry and Werdann, severance payments of $550,000 and $567,592, respectively; and (iv) for Mr. Henry, a non-cash 20-year work anniversary gift valued at $29,738, and a payment to cover the taxes on such gift in the amount of $1,129.
(6)
The amount represents commissions earned under Mr. Werdann’s annual sales commission plan.

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(7)
Mr. Lo retired as our CEO in January 2024, and he continued to perform advisory services until July 2024. As disclosed in the section titled “Potential Payments upon Termination or Change in Control” below, Mr. Lo entered into an executive succession and advisory services agreement (the "Lo Succession Agreement"), pursuant to which his unvested time-based RSUs were accelerated and became fully vested on his last day of service as CEO, and the incremental fair value of the modified awards is included in the Stock Awards column.
(8)
Mr. Falcon left the Company in December 2024.
(9)
Mr. Henry left the Company in December 2024.
(10)
Mr. Werdann left the Company in September 2024.
(11)
Mr. Prober joined the Company in January 2024.
(12)
Mr. Badjate joined the Company in July 2024.

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Grants of Plan-Based Awards in Fiscal Year 2024

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2024. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum (#)	Stock (#)	Options (#)	($/Share)	Awards(1)

Charles (CJ) Prober	—	(2)	$—	$826,230	$1,239,344
	2/27/2024	(3)							455,820	—	$—	$6,791,718
	2/27/2024	(4)				227,910	455,820	683,730	—	—	$—	$9,440,032

Patrick C.S. Lo		(7)	$—	$—	$—	—	—	—	65,627	—	$—	$960,123

Bryan D. Murray	—	(2)	$118,685	$395,617	$593,425
	4/27/2024	(6)							63,750	—	$—	$946,688
	4/27/2024	(9)				10,625	21,250	31,875	—	—	$—	$411,400

Pramod Badjate	—	(2)	$—	$175,359	$263,038
	10/15/2024	(10)							165,000	—	$—	$3,478,200
	10/15/2024	(8)				27,500	55,000	82,500	—	—	$—	$1,586,750

Michael F. Falcon	—	(2)	$92,705	$309,018	$463,527
	4/27/2024	(6)							30,000	—	$—	$445,500
	4/27/2024	(9)				5,000	10,000	15,000	—	—	$—	$193,600

David J. Henry	—	(2)	$122,400	$408,001	$612,001
	4/27/2024	(6)							37,500	—	$—	$556,875
	4/27/2024	(9)				6,250	12,500	18,750	—	—	$—	$242,000

Michael A. Werdann	—	(5)	$—	$378,635	$1,893,174
	4/27/2024	(6)							37,500	—	$—	$556,875
	4/27/2024	(9)				6,250	12,500	18,750	—	—	$—	$242,000

(1)
These amounts represent reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers, based upon their grant date fair value, without regard to vesting, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)
These potential payouts for the fiscal 2024 were pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder. The actual payout that could have been earned by the Named Executive Officer was dependent upon the level of achievement of the performance metrics that applied to the Named Executive Officer, as described further in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan” above. For each component, a bonus is paid under the terms of the Executive Bonus Plan only if the Company achieves a certain threshold level of performance for the applicable performance metric. The potential threshold, target, and maximum payouts reported for the Named Executive Officer represents the total payout that the Named Executive Officer would have received if the level of achievement for each of the applicable performance metrics were at the threshold, target, and maximum levels of performance, respectively. Pursuant to their respective employment agreements, Messrs. Prober and Badjate were each eligible to receive a 2024 bonus payout equal to no less than their pro-rated target cash bonus for 2024; consequently, no threshold amounts are listed for Messrs. Prober and Badjate.
(3)
These RSU awards will vest in four equal annual installments on the four anniversaries of January 31, 2024, subject to the recipient continuing to be a service provider through such dates.
(4)
These PSU awards are divided to three equal tranches and will vest on the three anniversaries of January 31, 2024 if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(5)
Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2024 annual sales commission plan.
(6)
These RSU awards will vest in three years with one-third (1/3) to vest on the one-year anniversary of the last day of the grant month, and the remaining to vest in equal quarterly installments over the next two years, subject to the individual continuing to be a service provider through such dates.

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(7)
Mr. Lo retired as our CEO in January 2024 and did not receive any equity awards in 2024. However, pursuant to the Lo Succession Agreement, Mr. Lo's unvested time-based RSUs were accelerated and became fully vested as of his last day of service as CEO. The incremental fair value resulting from this acceleration is disclosed in the Grant Date Fair Value of Stock and Option Awards column.
(8)
These PSU awards will vest on July 31, 2027 if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(9)
These PSU awards will vest on April 27, 2027 if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(10)
These RSU awards will vest in three years with one-third (1/3) to vest on the one-year anniversary of July 31,2024, and the remaining to vest in equal quarterly installments over the next two years, subject to the individual continuing to be a service provider through such dates.

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Agreements with our Named Executive Officers

Charles (CJ) Prober

In January 2024, we entered into an offer letter agreement with CJ Prober (the “Prober Employment Agreement”). Under the terms of the Prober Employment Agreement, Mr. Prober is entitled to an initial annual base salary of $750,000 and is eligible to receive a target annual cash bonus equal to 120% of his base salary earned during the year based on achieving performance objectives established by the Board of Directors or its Compensation Committee. Mr. Prober is also eligible to receive equity awards and to participate in employee benefit programs.

The Prober Employment Agreement also provided for the grant of the following three equity awards covering shares of the Company’s common stock to Mr. Prober: (1) a 2024 annual award of RSUs covering shares with an initial value of $4.0 million; (2) a sign-on award of PSUs covering a target number of shares with an initial value of $6.5 million; and (3) a sign-on award of RSUs covering shares with an initial value of $2.5 million. These equity awards are further described above under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

Additionally, the Prober Employment Agreement provided for reimbursement of up to $25,000 of reasonable attorneys’ fees incurred in the negotiation of the Prober Employment Agreement and all related agreements.

In addition, we have entered into a change in control and severance agreement with Mr. Prober, the terms of which are described under “Potential Payments upon Termination or Change in Control.”

Patrick C.S. Lo

In December 1999, we entered into an employment agreement with Patrick C.S. Lo (the "Lo Employment Agreement"). The Lo Employment Agreement provided for payment of base salary, eligibility for annual cash incentive compensation, and participation in employee benefit programs.

In January 2024, we entered into an executive succession and advisory services agreement with Mr. Lo (the "Lo Succession Agreement") to retain his assistance in commercial efforts that would help management and the Board of Directors in the successful transition of responsibilities to Mr. Prober and which provided for certain severance benefits. Under the Lo Succession Agreement, Mr. Lo retired as CEO on Mr. Prober’s first day of employment on January 31, 2024 (the "Lo Retirement Date"). Please refer to the section titled “Potential Payments upon Termination or Change in Control” for more information regarding the Lo Succession Agreement.

Bryan D. Murray

In November 2001, we entered into an offer letter agreement with Bryan Murray (the “Murray Employment Agreement”). The Murray Employment Agreement provides for payment of base salary, eligibility for annual cash incentive compensation, eligibility to receive equity awards, and participation in employee benefit programs. In addition, we have entered into a change in control and severance agreement with Mr. Murray, the terms of which are described under “Potential Payments upon Termination or Change in Control.”

David J. Henry

In June 2004, we entered into an offer letter agreement with David Henry (the “Henry Employment Agreement”). The Henry Employment Agreement provided for payment of base salary, eligibility for annual cash incentive compensation, eligibility to receive equity awards, and participation in employee benefit programs. We also entered into a change in control and severance agreement with Mr. Henry in August 2018 (the “Henry Severance Agreement”).

In January 2025, we entered into a separation agreement with David Henry (the “Henry Separation Agreement”) in connection with his departure from the Company on December 31, 2024 (the “Henry Separation Date”) that provides for certain benefits that are consistent with the terms of the Henry Severance Agreement. Please refer to the section titled “Potential Payments upon Termination or Change in Control” for more information regarding the Henry Separation Agreement.

Michael F. Falcon

In October 2002, we entered into an employment agreement with Michael Falcon (the “Falcon Employment Agreement”). The Falcon Employment Agreement provided for payment of base salary, eligibility for annual cash incentive compensation, and participation in employee benefit programs.

In December 2024, we entered into a resignation agreement and a transition and advisory agreement with Michael Falcon (together, the “Advisory Agreement”), pursuant to which Mr. Falcon resigned from his employment with the Company, effective as of December 31, 2024 (the “Resignation Date”), and agreed to provide certain consulting and advisory services to the Company during the three-year period following the Resignation Date (the “Advisory Period”). For Mr. Falcon’s services during the Advisory Period, he will receive consulting fees at the rate of $247 per hour (up to 20 hours per month), and his outstanding equity awards as of the Transition Date will continue to vest in accordance with their terms during the Advisory Period. Pursuant to the Advisory Agreement, Mr. Falcon was also eligible to receive his bonus for the second half of 2024 as well as his retention bonus, each of which was ultimately paid to Mr. Falcon. These bonus awards are further described above under “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

62	2025 PROXY STATEMENT

Pramod Badjate

In July 2024, we entered into an employment agreement with Pramod Badjate (the “Badjate Employment Agreement”). Under the terms of the Badjate Employment Agreement, Mr. Badjate is entitled to an initial annual base salary of $525,000 and is eligible to receive a target annual cash bonus equal to 75% of his base salary earned during the year based on achieving performance objectives established by the Board of Directors or its Compensation Committee. Mr. Badjate is also eligible to receive equity awards and to participate in employee benefit programs.

The Badjate Employment Agreement also provided for the grant of the following two equity awards covering shares of the Company’s common stock to Mr. Badjate: (1) an award of time-based RSUs covering 165,000 shares; and (2) an award of PSUs covering a target number of 55,000. These equity awards are further described above under “2024 New Hire Equity Grants.”

In addition, we have entered into a change in control and severance agreement with Mr. Badjate, the terms of which are described under “Potential Payments upon Termination or Change in Control.”

Michael A. Werdann

In November 2003, we entered into an employment agreement with Michael Werdann (the "Werdann Employment Agreement"). The Werdann Employment Agreement provided for payment of base salary, eligibility for annual cash incentive compensation, and participation in employee benefit programs. In addition, we entered into a change in control and severance agreement with Mr. Werdann in August 2018 (the “Werdann Severance Agreement”).

In September 2024, we entered into a separation agreement with Michael Werdann (the “Werdann Separation Agreement”) in connection with his departure from the Company on September 27, 2024 (the “Werdann Separation Date”) that provides for certain benefits that are consistent with the terms of the Werdann Severance Agreement. Please refer to the section titled “Potential Payments upon Termination or Change in Control” for more information regarding the Werdann Separation Agreement.

2025 PROXY STATEMENT	63

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

			Option Awards				Stock Awards
Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Charles (CJ) Prober	NTGR	2/27/2024	—	—	$—	—	455,820	$12,703,703	683,730	$19,055,555

Patrick C.S. Lo	NTGR	1/25/2018	114,232	—	$41.67	1/25/2028	—	$—	—	$—
	ARLO	1/25/2018	229,961	—	$14.39	1/25/2028	—	$—	—	$—
	NTGR	7/19/2019	172,500	—	$26.61	7/19/2029	—	$—	—	$—

Bryan D. Murray	NTGR	8/2/2018	24,799	—	$38.32	8/2/2028	—	$—	—	$—
	ARLO	8/2/2018	59,989	—	$13.23	8/2/2028	—	$—	—	$—
	NTGR	7/19/2019	30,000	—	$26.61	7/19/2029	—	$—	—	$—
	NTGR	7/16/2021	—	—	$—	—	8,438	$235,167	—	$—
	NTGR	4/19/2022	—	—	$—	—	16,876	$470,334	6,638	$184,987
	NTGR	4/18/2023	—	—	$—	—	25,313	$705,473	—	$—
	NTGR	7/18/2023	—	—	$—	—	—	$—	11,250	$313,538
	NTGR	4/27/2024	—	—	$—	—	63,750	$1,776,713	31,875	$888,356

Pramod Badjate	NTGR	10/15/2024	—	—	—	—	165,000	$4,598,550	82,500	$2,299,275

Michael F. Falcon	NTGR	6/1/2017	1,035	—	$25.37	12/31/2025	—	$—	—	$—
	NTGR	1/25/2018	6,209	—	$41.67	12/31/2025	—	$—	—	$—
	ARLO	1/25/2018	49,991	—	$14.39	1/25/2028	—	$—	—	$—
	NTGR	7/19/2019	21,875	—	$26.61	12/31/2025	—	$—	—	$—
	NTGR	7/16/2021	—	—	$—	—	4,688	$130,655	—	$—
	NTGR	4/19/2022	—	—	$—	—	9,376	$261,309	3,687	$102,757
	NTGR	4/18/2023	—	—	$—	—	14,063	$391,936	—	$—
	NTGR	4/27/2024	—	—	$—	—	30,000	$836,100	—	$—

David J. Henry	NTGR	6/1/2017	4,139	—	$25.37	6/1/2027	—	$—	—	$—
	NTGR	1/25/2018	24,833	—	$41.67	1/25/2028	—	$—	—	$—
	ARLO	1/25/2018	49,991	—	$14.39	1/25/2028	—	$—	—	$—
	NTGR	7/19/2019	25,782	—	$27	7/19/2029	—	$—	—	$—
	NTGR	7/16/2021	—	—	$—	—	4,688	$130,655	—	$—
	NTGR	4/19/2022	—	—	$—	—	9,376	$261,309	—	$—
	NTGR	4/18/2023	—	—	$—	—	14,063	$391,936	3,687	$102,757
	NTGR	4/27/2024	—	—	$—	—	37,500	$1,045,125	—	$—

(1)
Reflects equity awards outstanding as of December 31, 2024 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo’s Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR’s equity incentive plans were adjusted to include Arlo awards under Arlo’s equity incentive plans. The grant dates of all Arlo awards listed above reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion below titled “Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off.”
(2)
These awards are RSUs. For awards granted on 2/27/2024, the RSUs will vest in four equal annual installments with the first installment vesting on 1/31/2024, subject to the individual continuing to be a service provider through such dates. For awards granted on 4/27/2024 and 10/15/2024, one-third (1/3) of the RSUs will vest on the one-year anniversary of the vest start date of 4/30/2024 and 7/31/2024, respectively, and the remaining shares vest in equal quarterly installments over the next two years, subject to the individual continuing to be a service

64	2025 PROXY STATEMENT

provider through such dates. All the other RSUs will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates
(3)
These amounts were calculated as the product of NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 31, 2024 (the last market trading day in 2024), which was $27.87 and the number of shares covered by the applicable RSU or PSU award.
(4)
These awards are PSUs that will become eligible to vest based on the Company's TSR percentile rank as of December 31, 2026 for 2024 grants, annualized service revenue as of December 31, 2025 for 2023 grants and the number of paid subscriptions at December 31, 2024 for 2022 grants. Based on the performance at December 31, 2024, the amounts listed represent the maximum level of achievement for 2024 grants, the target level for 2023 grants, and 59% of achievement level for 2022 grants. For details of these PSU awards, refer to “Compensation Discussion and Analysis- Executive Compensation Practices- Setting the Pay Mix -Long-Term Incentive Compensation.”

Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off

Background. In February 2018, our Board of Directors announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. (“Arlo”). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the “Arlo IPO”), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the “Arlo Spin-Off”).

From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo’s outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in the Executive Compensation Tables includes Arlo-related compensation and Arlo equity awards. Although NETGEAR and Arlo are independent companies following the Arlo Spin-Off, the vesting of Arlo equity awards held by our NEOs is tied to their continued employment by NETGEAR and comprises a material element of their compensation.

Adjustment Mechanics. In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. These adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, and are reflected in the applicable portions of the Executive Compensation Tables section below.

•
NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.
•
NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement.

Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.

2025 PROXY STATEMENT	65

Option Exercises and Stock Vested in Fiscal Year 2024

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Name	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO

Charles (CJ) Prober	—	—	$—	$—	—	—	$—	$—

Patrick C.S. Lo	149,824	100,000	$415,810	$194,000	65,627	—	$931,903	$—

Bryan D. Murray	—	—	$—	$—	31,406	—	$473,462	$—

Pramod Badjate	—	—	$—	$—	—	—	$—	$—

Michael F. Falcon	—	48,657	$—	$74,457	18,750	—	$282,282	$—

David J. Henry	—	2,625	$—	$8,994	18,750	—	$282,282	$—

Michael A. Werdann	13,750	17,004	$23,718	$48,370	48,438	—	$871,885	$—

(1)
The value realized on exercise equals the difference between the sale price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange, at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.
(2)
The value realized on vesting equals the closing price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange on the vesting date, multiplied by the number of shares that vested on the vesting date.

66	2025 PROXY STATEMENT

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant’s compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant’s plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination or be made per the participant’s prior election. In 2024, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2024.

Name	Executive Contributions in 2024	Registrant Contributions in 2024	Aggregate Earnings in 2024(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2024

Charles (CJ) Prober	$—	$—	$—	$—	$—

Patrick C.S. Lo	$—	$—	$418,177	$(6,163,353)	$—

Bryan D. Murray	$—	$—	$—	$—	$—

Pramod Badjate	$—	$—	$—	$—	$—

Michael F. Falcon	$—	$—	$—	$—	$—

	$—	$—	$—	$—	$—
David J. Henry	$—	$—	$—	$—	$—

	$—	$—	$—	$—	$—
Michael A. Werdann	$—	$—	$—	$—	$—

(1)
None of the earnings in this column are included in the 2024 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

Potential Payments upon Termination or Change in Control

In the event of a change in control:

•
all equity awards issued under our 2016 Plan and 2024 Inducement Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards; and
•
with respect to any then-outstanding performance-based equity awards granted to our NEOs, the applicable performance goal will be deemed to be satisfied at 100% of the target level if the performance period has not already ended, and (1) if the successor corporation does not assume or substitute for such awards, 100% of the awards that have become eligible to vest will vest immediately before the change in control, or (2) if the successor corporation assumes or substitutes for such awards, 100% of the awards that have become eligible to vest will vest either (A) on the vesting date, if the NEO continues service through that date, or (B) upon a termination of the NEO’s employment prior to the vesting date either (w) by us other than for cause, (x) due to the NEO’s death, (y) due to the NEO’s disability, or (z) by the NEO for good reason. The vesting acceleration triggered by a termination by us other than for cause or by an NEO for good reason will be conditioned upon the execution and non-revocation of a release of claims.

In addition, we have entered into change in control and severance agreements with each of our NEOs. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances. Each of our NEOs is entitled to certain severance benefits, a described below, except for Mr. Lo, who retired from the Company in January 2024, Mr. Werdann, who departed from the Company in September 2024, Mr. Henry, who departed from the Company in December 2024, and Mr. Falcon, who is not entitled to severance benefits in connection with his service as a consultant pursuant to his Transition and Advisory Agreement, which is described above under the section titled “Agreements with our Named Executive Officers.” For purposes of this section, the “change in control period” refers to the period beginning one month prior to (or three

2025 PROXY STATEMENT	67

months prior to, in the case of Mr. Prober) and ending 12 months following a change in control (as defined in the change in control and severance agreement).

Upon a termination without cause or resignation with good reason that occurs outside of the change in control period, our NEOs would be entitled to:

•
a lump sum cash severance payment equal to 12 months of annual base salary, and, for the CEO, an additional amount equal to his target annual bonus as in effect for the fiscal year in which the termination occurs;
•
12 months of health benefits continuation;
•
for our NEOs other than Mr. Prober, accelerated vesting of any unvested time-based equity awards that would have vested during the 12 months following the termination date.
•
for Mr. Prober, (i) accelerated vesting of any unvested equity awards (other than his sign-on PSU award) that would have vested during the 18 months following the termination date and (ii) immediate vesting of any sign-on PSUs as to which the applicable performance period has ended as of the date of the such termination and have become eligible to vest (based on actual performance).

Upon a termination without cause or resignation with good reason that occurs during the change in control period, our NEOs would be entitled to:

•
a lump sum cash severance payment equal to a multiple (2x for the CEO and 1x for all other NEOs) of the sum of an amount equal to 12 months of the NEO’s annual base salary and target annual bonus;
•
•
a number of months (24 for the CEO and 12 for other NEOs) of health benefits continuation; and
•
for our NEOs other than Mr. Prober, accelerated vesting of all outstanding, unvested equity awards and in the case of any such equity award with performance-based vesting criteria, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria deemed achieved at 100% of target levels.
•
for Mr. Prober, accelerated vesting of all outstanding, unvested equity awards, and (A) in the case of any such equity award with performance-based vesting criteria (other than the sign-on PSU award), unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of (x) actual achievement or (y) 100% of target levels, and (B) in the case of the sign-on PSU award, all performance goals and other vesting criteria will be deemed achieved based on actual performance.

Severance will be conditioned upon the execution and non-revocation of a release of claims and, in the case of a termination without cause (excluding by reason of death or disability) or resignation with good reason, (1) resignation from all officer and director positions with the Company and its subsidiaries, (2) return of all Company documents and other property, and (3) for Mr. Prober, continued compliance with any confidential information agreement between himself and the Company. The change in control and severance agreements do not provide for any excise tax gross-ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.

All unvested equity awards issued under our 2016 Plan and 2024 Inducement Plan and subject to time-based vesting will become fully vested if an NEO ceases to be a service provider as a result of the NEO’s disability or death.

The vesting of any then-outstanding performance-based equity awards that were granted to our NEOs prior to 2024, other than the CEO, will be accelerated upon the following terminations of the NEO’s employment:

•
if a change in control has not occurred and an NEO’s employment is terminated due to his death before the end of the performance period, 100% of the NEO’s target number of shares subject to the performance-based award will vest; and
•
if a change in control has not occurred and either (1) after the end of the performance period but before the vesting date, an NEO’s employment is terminated due to his death, or (2) before the vesting date, an NEO’s employment is terminated by us due to his disability, a number of shares subject to the performance-based award will vest equal to the actual number of shares that would have become eligible to vest based on actual achievement of the applicable performance goal had the NEO’s employment not been terminated.

In the event that Mr. Prober ceases to be a service provider as a result of the disability or death, then each of his then-outstanding equity awards with performance-based vesting, unless a more favorable term is specified in the applicable equity award agreement governing the award, all performance goals and other vesting criteria will be deemed achieved as follows:

•
in the case of an award that vests based on the achievement of financial operating or performance goals, at 100% of target levels; or
•
in the case of an award that vests based on the price of the Company’s shares of common stock or the total shareholder return of the Company, at actual achievement.

68	2025 PROXY STATEMENT

Payments Upon Termination Due to Death or Disability

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company was terminated by us due to death or disability, assuming the date of the triggering event was December 31, 2024.

Name	Value Realized from Equity Acceleration ($)(1)(2)	Total ($)

Charles (CJ) Prober	$31,759,258	$31,759,258
Bryan D. Murray	$3,687,146	$3,687,146
Pramod Badjate	$4,598,550	$4,598,550

(1)
The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 31, 2024 (the last market trading day in 2024), which was $27.87, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.
(2)
These amounts include the accelerated vesting of PSUs granted to our NEOs in April 2022 with actual achievement of 59%, in July 2023 with target achievement of 100%, and in February 2024 with actual achievement of 150% for all three tranches. The included value from the PSU acceleration is: $19,055,555 for Mr. Prober; $499,458 for Mr. Murray; and $0 for Mr. Badjate.

Payments Upon Termination Without Cause or Resignation for Good Reason Outside of the Change in Control Period

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, more than one month prior to or more than one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2024.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($)(1)(2)	Total ($)

Charles (CJ) Prober	$1,650,000	$47,921	$12,703,676	$14,401,596
Bryan D. Murray	$540,000	$47,921	$1,779,750	$2,367,671
Pramod Badjate	$525,000	$29,524	$1,916,146	$2,470,670

(1)
The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 31, 2024 (the last market trading day in 2024), which was $27.87, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.
(2)
These amounts include the accelerated vesting of PSUs granted to our NEOs in April 2022 with an actual achievement of 59%, and in February 2024 with an actual achievement of 150% for the first tranche. The included value from the PSU acceleration is: $6,351,852 for Mr. Prober; $185,921 for Mr. Murray; and $0 for Mr. Badjate.

In January 2025, we entered into the Henry Separation Agreement in connection with David Henry’s departure from the Company on the Henry Separation Date. Pursuant to the Henry Separation Agreement, in exchange for a customary release of claims against the Company, Mr. Henry received: (i) a lump sum equivalent to 12 months of his base salary of $550,000; (ii) reimbursement for 12 months of COBRA premiums with a monthly amount of $3,111; and (iii) acceleration of vesting of unvested time-based restricted stock units as if he had continued providing services as an employee of the Company until the 12-month anniversary of the Henry Separation Date, and unvested performance-based restricted stock units that had achieved the applicable performance metrics as of the Henry Separation Date. The value realized from equity acceleration was $397,196. In addition, as further consideration for the release of claims against the Company and in acknowledgement of his contributions to the Company through the end of 2024, Mr. Henry was eligible to receive his bonus for the second half of 2024, which was ultimately paid to Mr. Henry in an amount of $74,448.

In September 2024, we entered into the Werdann Separation Agreement in connection with Michael Werdann's departure from the Company on the Werdann Separation Date. Specifically, pursuant to the Werdann Separation Agreement, in exchange for a customary release of claims against the Company, Mr. Werdann received: (i) a lump sum equivalent to 12 months of his base salary of $567,952; and (ii) acceleration of vesting of unvested time-based restricted stock units as if he had continued providing services as an employee of the Company until the 12-month anniversary of the Werdann Separation Date. The value realized from equity acceleration was $589,604.

Payments Upon Termination Without Cause or Resignation for Good Reason During the Change in Control Period

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, within one month prior to or one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2024.

2025 PROXY STATEMENT	69

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($)(1) (2)	Total ($)

Charles (CJ) Prober	$3,300,000	$95,842	$31,759,258	$35,155,100
Bryan D. Murray	$945,000	$47,921	$4,279,383	$5,272,304
Pramod Badjate	$918,750	$29,524	$6,131,400	$7,079,674

(1)
The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 31, 2024 (the last market trading day in 2024), which was $27.87, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.
(2)
These amounts include the accelerated vesting of PSUs granted to our NEOs in April 2022 with an actual achievement of 59%, in July 2023, April 2024 and October 2024 with a target achievement of 100%, and in February 2024 with an actual achievement of 150% for all three tranches. The included value from the PSU acceleration is: $19,055,555 for Mr. Prober; $1,091,691 for Mr. Murray; and $1,532,850 for Mr. Badjate.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.

Retirement of Patrick C.S. Lo as Chief Executive Officer

In January 2024, we entered into the Lo Succession Agreement with Mr. Lo to retain his assistance in commercial efforts that would help management and the Board of Directors in the successful transition of responsibilities to Mr. Prober and which provided for certain severance benefits. During the 6-month period following the Lo Retirement Date, Mr. Lo served as a consultant to the Company and performed advisory services to the Company as requested by the lead independent director or the Chairman. For Mr. Lo’s services during the transition period, (1) he received consulting fees of $102,917 per month, (2) his unvested time-based RSUs accelerated and became fully vested as of his last day of service as CEO, (3) his COBRA premiums were reimbursed for up to 12 months following his last day of service as CEO, and (4) at the conclusion of the transition period, he was paid a cash bonus of $800,000. The value realized from equity acceleration was $931,903. Additionally, his deferred compensation plan balance was paid out in accordance with the terms of the Company’s deferred compensation plan (and any prior election under that plan), his base salary was paid out for the period from January 1, 2024, through January 31, 2024 at the rate of $950,000 per annum, and he was reimbursed for up to $25,000 of reasonable attorney’s fees incurred in the negotiation of the executive succession and advisory services agreement and all related agreements. These payments were conditioned upon the execution and non-revocation of a release of claims as provided in the executive succession and advisory services agreement.

70	2025 PROXY STATEMENT

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2024 annual total compensation of our CEO Mr. Prober is $17,753,288, the 2024 annual total compensation of our median compensated employee is $113,904, and the ratio of these amounts is approximately 156 to 1. For these purposes, we calculated the annual total compensation of our CEO and our median employee according to the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2024, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2024, and the value of the annual equity awards granted during 2024.

2025 PROXY STATEMENT	71

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation and Talent Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation	Compensation	Summary Compensation	Compensation	Average Summary Compensation Table Total for	Average Compensation Actually Paid Table Total for	Value of Initial $100 Investment Based on:(5)		GAAP Net	Non-GAAP Operating Income
Year	Table Total for PEO Charles (CJ) Prober ($)(1)	Actually Paid to to PEO Charles (CJ) Prober ($)(1) (3) (4)	Table Total for PEO Patrick C.S. Lo ($)(4)	Actually Paid to PEO Patrick C.S. Lo ($)(1) (2) (3) (4)	Non-PEO NEOs ($)(1) (2) (3) (4)	Non-PEO NEOs ($)(1) (2) (3) (4)	Company TSR	Peer Group TSR	Income (Loss) (Millions)	(Loss) (Millions)(6)

2024	$17,753,288	$33,050,607	$2,464,183	$9,458	$2,567,933	$3,434,542	$114	$301	$12	$(42)

2023	$—	$—	$1,913,615	$876,698	$1,135,769	$808,716	$59	$221	$(105)	$(4)

2022	$—	$—	$3,301,355	$(73,726)	$1,297,048	$500,475	$74	$133	$(69)	$(10)

2021	$—	$—	$5,221,876	$(1,380,992)	$1,777,660	$629,637	$119	$207	$49	$109

2020	$—	$—	$5,002,294	$10,225,543	$1,697,060	$2,599,063	$166	$150	$58	$128

1.
Charles (CJ) Prober and Patrick C.S. Lo were our PEOs in 2024. The individuals comprising the Non-PEO NEOs for the year are Bryan D. Murray, Pramod Badjate, Michael F. Falcon, David J. Henry and Michael A. Werdann.
2.
Patrick C.S. Lo was our PEO in 2023, 2022, 2021 and 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2023	2022	2021	2020
Bryan D. Murray	Bryan D. Murray	Bryan D. Murray	Bryan D. Murray
David J. Henry	Michael F. Falcon	David J. Henry	Vikram Mehta
Vikram Mehta	David J. Henry	Andrew W. Kim	Michael A. Werdann
Michael A. Werdann	Michael A. Werdann	Michael A. Werdann	Martin D. Westhead

3.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 4 below.
4.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards” column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Year 2024	Summary Compensation Table Total	Exclusion of Stock Awards	Inclusion of Equity Values	Compensation Actually Paid

PEO Charles (CJ) Prober	$17,753,288	$16,231,750	$31,529,069	$33,050,607

PEO Patrick C.S. Lo	$2,464,183	$960,123	$(1,494,602)	$9,458

Non-PEO NEOs	$2,567,933	$1,731,978	$2,598,586	$3,434,542

72	2025 PROXY STATEMENT

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year 2024	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Fair Value of Vested Awards Granted and Vested in Current Fiscal Year	Fair Value of Last Day of Prior Year of Equity Awards Forfeited During Year	Total - Inclusion of Equity Values

PEO Charles (CJ) Prober	$31,529,069	$—	$—	$—	$—	$31,529,069

PEO Patrick C.S. Lo	$—	$—	$(24,938)	$—	$(1,469,664)	$(1,494,602)

Non-PEO NEOs	$2,256,570	$346,500	$23,307	$62,063	$(89,854)	$2,598,586

5.
The Peer Group TSR set forth in this table utilizes the NASDAQ Computer Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Computer Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
6.
We determined non-GAAP operating income, as calculated under our annual incentive plan, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024 because this is the primary financial performance metric in our 2024 executive bonus plan. Non-GAAP operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangibles, stock-based compensation expense, goodwill impairment, intangibles impairment, restructuring and other charges, litigation reserves, net, gain/loss on investments, net, gain on litigation settlements, and adjust for effects related to non-GAAP tax adjustments, as presented in the Company’s press release reporting the financial results for fiscal 2024. We may determine a different financial performance measure to be the most important financial performance measure in future years. Refer to the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measure in Appendix A of this proxy statement.

Relationship Between PEO and Other NEO Compensation Actually Paid and Company Performance

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, the Company’s TSR, and the Peer Group’s TSR over the four most recently completed fiscal years.

Compensation Actually Paid and Total Shareholder Return
Compensation Actually Paid ($M)
Total Shareholder Returen (TSR)
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
($5.00)
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - Patrick C.S. Lo
PEO CAP ($M) - Charles (CJ) Prober
Avg NEO CAP ($M)
NTGR TSR
Peer Group TSR

2025 PROXY STATEMENT	73

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our GAAP net income during the four most recently completed fiscal years.

Compensation Actually Paid and GAAP Net Income (Loss)
Compensation Actually Paid ($M)
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
($5.00)
GAAP Net Income (Loss) ($M)
$70
$50
$30
$10
($10)
($30)
($50)
($70)
($90)
($110)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - Patrick C.S. Lo
PEO CAP ($M) - Charles (CJ) Prober
Avg NEO CAP ($M)
GAAP Net Income (Loss)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our non-GAAP operating income during the four most recently completed fiscal years.

Compensation Actually Paid and Non-GAAP Operating Income (Loss)
Compensation Actually Paid ($M)
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
($5.00)
Non-GAAP Operating Income (Loss) ($M)
$155
$135
$115
$95
$75
$55
$35
$15
($5)
($25)
($45)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - Patrick C.S. Lo
PEO CAP ($M) - Charles (CJ) Prober
Avg NEO CAP ($M)
Non-GAAP Operating Income (Loss)

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to Company performance. The measures in this table are not ranked.

Most Important Financial Measures
Non-GAAP operating income
Net revenue
Profit contribution

74	2025 PROXY STATEMENT

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

While we have granted stock options to employees in the past, we do not currently grant stock options, stock appreciation rights, or similar instruments with option-like features and have no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2006 Long-Term Incentive Plan (which expired in April 2016), the 2016 Plan, the 2024 Inducement Plan, and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	474,751	(1)(2)	$32.60	2,781,778	(3)(6)

Equity Compensation Plans not approved by security holders	—	(5)	$—	194,338	(4)(6)

Total	474,751		$32.60	2,976,116

(1)
Includes 3,000 shares subject to options outstanding under the 2006 Long-Term Incentive Plan, 471,751 shares subject to options outstanding under the 2016 Plan, and no shares subject to outstanding purchase rights under the 2003 Employee Stock Purchase Plan.
(2)
Excludes 1,560,900 shares subject to RSUs and 110,000 shares subject to PSUs outstanding that were issued under the 2016 Plan.
(3)
Includes 2,305,880 shares available for future issuance under the 2016 Plan and 475,898 shares available for future issuance under the 2003 Employee Stock Purchase Plan.
(4)
Includes 194,338 shares available for future issuance under the 2024 Inducement plan.
(5)
Excludes 988,807 shares subject to RSUs and 544,570 shares subject to PSUs outstanding that were issued under the 2024 Inducement Plan.
(6)
Forfeited awards will return to the 2016 Plan and 2024 Inducement Plan and will again become available for issuance. For PSUs, the number of shares available for future issuance is reduced by the number of PSUs at the maximum level of achievement until the actual number of PSUs that become eligible to vest is determined, at which time any PSUs that do not become eligible to vest are immediately forfeited and returned to the pool of shares available for future issuance.

2025 PROXY STATEMENT	75

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2025 by:

•
each stockholder who we know beneficially owns more than 5% of our common stock;
•
each of our directors and director nominees;
•
each of our Named Executive Officers set forth in the Summary Compensation Table; and
•
all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of March 31, 2025, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 28,781,771 shares of our common stock outstanding as of March 31, 2025. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned(6)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned

5% Stockholders:

Brandes Group(1)	3,910,508	—	3,910,508	13.6%

BlackRock, Inc.(2)	2,596,387	—	2,596,387	9.0%

Vanguard Group, Inc.(3)	2,407,791	—	2,407,791	8.4%

Dimensional Fund Advisors LP(4)	1,462,320	—	1,462,320	5.1%

Pertento Partners, LLP(5)	1,448,137	—	1,448,137	5.0%

Named Executive Officers and Directors:

Charles (CJ) Prober	165,897	—	165,897	*

Bryan D. Murray	78,655	92,925	171,580	*

Pramod Badjate	—	—	—	*

Sarah S. Butterfass	26,125	14,619	40,744	*

Laura J. Durr	32,454	14,619	47,073	*

Shravan K. Goli	21,662	14,619	36,281	*

Bradley L. Maiorino	48,039	14,619	62,658	*

Laura C. Orvidas	—	11,150	11,150	*

Janice M. Roberts	46,671	14,619	61,290	*

Thomas H. Waechter	46,516	14,619	61,135	*

All directors and executive officers as a group(7)	466,019	196,540	662,559	2.3%

* Less than one percent of our outstanding shares of common stock

76	2025 PROXY STATEMENT

(1)
Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“the SEC”) on November 14, 2024, by Brandes Investment Partners, L.P., CO-GP, LLC, Brandes Worldwide Holdings, l.P. and Glenn Carlson (“the Brandes Group”). Brandes Investment Partners and the Group have shared power to vote of 2,774,006 shares, and shared power to dispose of 3,910,508 shares. The address of Brandes Investment Partners and the Group is 4275 Executive Square, 5th Floor, La Jolla, CA 92037.
(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2025, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 2,542,173 shares and sole power to dispose or to direct the disposition of 2,596,387 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, by Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has shared power to vote of 17,670 shares, sole power to dispose of 2,366,330 shares and shared power to dispose of 41,461 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(4)
Based on information contained in a Schedule 13G/A filed with the SEC on April 15, 2025, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 1,428,502 shares and sole power to dispose or to direct the disposition of 1,462,320 shares. The address of Dimensional Fund Advisors is 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(5)
Based on information contained in a Schedule 13G filed with the SEC on February 26, 2025, by Pertento Partners, LLP (“Pertento Partners”). Pertento has shared power to vote of 1,448,137 shares, and shared power to dispose of 1,448,137 shares. The address of Pertento Partners is 111 Park Street, London, W1K7JL, United Kingdom.
(6)
The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of March 31, 2025.
(7)
All directors and executive officers as a group include all individual executive officers and directors listed above and the executives listed in Proposal Three.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2024 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with the exception of (i) one late Form 4 (reporting one transaction) filed on February 8, 2024, on behalf of Patrick Lo, and (ii) one late Form 4 (reporting one transaction) filed on October 21, 2024, on behalf of Pramod Badjate.

2025 PROXY STATEMENT	77

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

CHARLES (CJ) PROBER

SARAH S. BUTTERFASS

LAURA J. DURR

SHRAVAN K. GOLI

BRADLEY L. MAIORINO

LAURA C. ORVIDAS

JANICE M. ROBERTS

THOMAS H. WAECHTER

Dated: April 18, 2025

78	2025 PROXY STATEMENT

LEGAL MATTERS

Forward-Looking Statements. This proxy statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: the Company’s future operating performance and financial condition, including expectations regarding revenue, growth, profitability, operating margin, gross margin and cash generation; expectations regarding continuing market demand for the Company’s products and services, including NETGEAR for Business and premium CHP products and related service offerings, and the Company’s ability to respond to this demand; the Company’s strategic shift to focusing on the premium, higher-margin segments of the market and growing service revenue; expectations regarding the mix of NETGEAR’s premium, higher margin products and services; and expectations regarding NETGEAR’s subscription services, paid subscriber base growth and service revenue. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the following: future demand for NETGEAR’s products and services may be lower than anticipated; NETGEAR’s shift in focus to premium products at the expense of lower end products may not prove to be successful; NETGEAR may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products and services; consumers may choose not to adopt NETGEAR’s new product and services offerings or adopt competing products and services; NETGEAR may be unable to continue to grow its number of registered users, its number of registered app users and/or its paid subscriber base and service revenue; product performance may be adversely affected by real world operating conditions; NETGEAR may fail to manage costs, including the cost of key components, the cost of air freight and ocean freight, and the cost of developing new products and manufacturing and distribution of its existing offerings; NETGEAR may fail to successfully manage channel inventory levels; NETGEAR may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR’s cash resources and NETGEAR’s planned usage of such resources, including potential repurchases of NETGEAR’s common stock; changes in NETGEAR’s stock price and developments in the business that could increase NETGEAR’s cash needs; fluctuations in foreign exchange rates; and the actions and financial health of NETGEAR’s customers, including NETGEAR’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part I—Item 1A. Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. NETGEAR and the NETGEAR logo are trademarks of NETGEAR, Inc. or its subsidiaries.

* All other product and company names herein are or may be trademarks of their respective owners.

2025 PROXY STATEMENT	79

d APPENDIX A

Reconciliation of GAAP to Non-GAAP Measures

The following is a reconciliation between GAAP operating income (loss) and non-GAAP operating income (loss) for purposes of our annual executive bonus plan.

	Twelve Months Ended
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020

GAAP operating income (loss)	$12,216	$(33,275)	$(82,924)	$66,597	$75,544
Bonus expense	7,407	5,684	5,930	13,914	16,999
Amortization of intangibles	—	257	514	1,897	5,952
Stock-based compensation expense	22,678	17,938	17,734	25,995	30,505
Change in fair value of contingent consideration	—	—	—	(3,003)	(2,928)
Goodwill impairment	—	—	44,442	—	—
Intangible impairment	—	1,071	—	—	—
Restructuring and other charges	4,479	3,962	4,577	3,341	1,702
Litigation reserves, net	(89,012)	178	20	315	44
Non-GAAP operating income (loss)	$(42,232)	$(4,185)	$(9,707)	$109,056	$127,818

80	2025 PROXY STATEMENT

APPENDIX B

NETGEAR, INC.

2025 EQUITY INCENTIVE PLAN

1.
Purposes of the Plan. The purposes of this Plan are:
•
to attract and retain the best available personnel for positions of substantial responsibility,
•
to provide additional incentive to Employees, Directors and Consultants, and
•
to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares.

2.
Definitions. As used herein, the following definitions will apply:
a.
“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
b.
“Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.
c.
“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including without limitation the related issuance of Shares, including without limitation under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
d.
“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares.
e.
“Award Agreement” means the written or electronic agreement provided by the Company setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
f.
“Board” means the Board of Directors of the Company.
g.
“Change in Control” means the occurrence of any of the following events:
i.
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or
ii.
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
iii.
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

2025 PROXY STATEMENT	81

(3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii) gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

h.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
i.
“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.
j.
“Common Stock” means the common stock of the Company.
k.
“Company” means NETGEAR, Inc., a Delaware corporation, or any successor thereto.
l.
“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
m.
“Director” means a member of the Board.
n.
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
o.
“Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. Dividend Equivalents will be subject to the same vesting restrictions as the related Shares subject to the underlying Award.
p.
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
q.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
r.
“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution, and/or (iii) the exercise price of an outstanding Award is reduced. Pursuant to the provisions of Section 6(a), the Administrator may not institute an Exchange Program.
s.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
i.
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

82	2025 PROXY STATEMENT

ii.
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
iii.
In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

t.
“Fiscal Year” means the fiscal year of the Company.
u.
“Full Value Award” means any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.
v.
“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
w.
“Inside Director” means a Director who is an Employee.
x.
“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
y.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
z.
“Option” means a stock option granted pursuant to the Plan.
aa.
“Outside Director” means a Director who is not an Employee.
bb.
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
cc.
“Participant” means the holder of an outstanding Award.
dd.
“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
ee.
“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.
ff.
“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of performance goals, or the occurrence of other events as determined by the Administrator.
gg.
“Plan” means this 2025 Equity Incentive Plan.
hh.
“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
ii.
“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
jj.
“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
kk.
“Section 16(b)” means Section 16(b) of the Exchange Act.

2025 PROXY STATEMENT	83

ll.
“Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder, from time to time, or any state law equivalent.
mm.
“Service Provider” means an Employee, Director or Consultant.
nn.
“Securities Act” means the U.S. Securities Act of 1933, as amended, as amended, including the rules and regulations promulgated thereunder.
oo.
“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
pp.
“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.
qq.
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
rr.
“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.
ss.
“U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.
Stock Subject to the Plan.
a.
Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 750,000 Shares, plus (i) any Shares that were available for grant under the Company’s 2016 Equity Incentive Plan (“2016 EIP”) as of immediately prior to the date this Plan becomes effective, plus(ii) any Shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 2016 EIP that, on or after the date this Plan becomes effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2016 EIP that are forfeited to or repurchased by the Company, where the maximum number of Shares to be added to the Plan as a result of clause (i) equals 2,474,559 Shares and as a result of clause (ii) equals 1,757,297 Shares.
b.
Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercise will cease to be available under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, the cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).
c.
Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available the number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.
Administration of the Plan.
a.
Procedure.
i.
Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
ii.
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
iii.
Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

84	2025 PROXY STATEMENT

iv.
Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. The delegation may be revoked at any time.
b.
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion, to:
i.
determine the Fair Market Value;
ii.
select the Service Providers to whom Awards may be granted hereunder;
iii.
determine whether and to what extent Awards are granted hereunder;
iv.
determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;
v.
approve forms of Award Agreement for use under the Plan;
vi.
determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
vii.
determine whether Awards (other than Options or Stock Appreciation Rights) will be adjusted for Dividend Equivalents;
viii.
construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
ix.
prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non‑U.S. laws, easing the administration of the Plan or for qualifying for favorable tax treatment under applicable non‑U.S. laws;
x.
modify or amend each Award (subject to Section 20 of the Plan), including without limitation the discretionary authority to extend the post-service exercisability period of Awards; provided, however, that in no event will the term of an Option or Stock Appreciation Right be extended beyond its original maximum term;
xi.
allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
xii.
authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
xiii.
temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-service exercisability period of an Award, unless doing so would not comply with Applicable Laws;
xiv.
to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and
xv.
determine whether Awards will be settled in Shares, cash or in any combination thereof;
xvi.
impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and
xvii.
make all other determinations deemed necessary or advisable for administering the Plan.
c.
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

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5.
Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to individuals, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.
6.
Restrictions and Limitations.
a.
Prohibition on Exchange Program. The Administrator may not implement an Exchange Program.
b.
Incentive Stock Options.
i.
$100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
ii.
Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
iii.
Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
c.
Outside Director Limitations.
i.
Cash-settled Awards. No Outside Director may be granted, in any Fiscal Year, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.
ii.
Stock-settled Awards. Subject to the provisions of Section 15 of the Plan, no Outside Director may be granted, in any Fiscal Year, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 6(c).

7.
Stock Options.
a.
Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
b.
Stock Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
c.
Designation.
i.
Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.
ii.
The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.

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d.
Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.
e.
Option Exercise Price and Consideration.
i.
Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
ii.
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
iii.
Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. The consideration may consist entirely of, without limitation: (1) cash (including cash equivalents); (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant; (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.
f.
Exercise of Option.
i.
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

ii.
Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Options subject to time-based vesting will become fully vested.
iii.
Termination of Relationship as a Service Provider other than Death or Disability. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. If Participant dies during such post-employment period, the Option may be exercised following the Participant’s death for one (1) year after Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
iv.
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award

2025 PROXY STATEMENT	87

Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
v.
Death of Participant. If a Participant dies while a Service Provider or dies after terminating on account of Disability, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable until twelve (12) months following Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
vi.
Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
8.
Restricted Stock.
a.
Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
b.
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
c.
Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Restricted Stock subject to time-based vesting will become fully vested.
d.
Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
e.
Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
f.
Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
g.
Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
h.
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement; provided, however that such dividends and distributions will be subject to the same restrictions on transferability

88	2025 PROXY STATEMENT

and forfeitability (as applicable) as the Shares of Restricted Stock with respect to which they were paid, and the Company will hold such dividends and distributions until the restrictions on the Shares of Restricted Stock with respect to which they were paid have lapsed.
i.
Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
9.
Restricted Stock Units.
a.
Grant. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
b.
Vesting Criteria and Other Terms. The Administrator will set vesting criteria (if any) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
c.
Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Restricted Stock Units subject to time-based vesting will become fully vested.
d.
Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
e.
Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
f.
Rights as a Stockholder. If any earned Restricted Stock Units are to be paid in Shares, then until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares, notwithstanding the vesting of the Restricted Stock Units. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
g.
Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
10.
Stock Appreciation Rights.
a.
Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
b.
Number of Shares. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
c.
Exercise Price and Other Terms. The per Share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
d.
Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
e.
Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability or death, all unvested Stock Appreciation Rights subject to time-based vesting will become fully vested.
f.
Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be

2025 PROXY STATEMENT	89

no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(f) also will apply to Stock Appreciation Rights.
g.
Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:
i.
The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and
ii.
The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11.
Performance Units and Performance Shares.
a.
Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
b.
Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
c.
Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) (if any) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
d.
Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
e.
Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
f.
Rights as a Stockholder. If any earned Performance Units/Shares are to be paid in Shares, then until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares, notwithstanding the vesting of the Performance Units/Shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
g.
Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
12.
Leaves of Absence/Transfer Between Locations. Awards will be subject to any Company leave of absence policy as the Company may adopt or amend from time to time. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

90	2025 PROXY STATEMENT

13.
Dividend Equivalents. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award (other than Options and Stock Appreciation Rights) that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Awards are settled or forfeited. The Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion subject to the provisions of this Section 13; provided, however that Dividend Equivalents will be subject to the same vesting provisions as the Awards to which they relate and while amounts may accrue while the Dividend Equivalent is unvested, the amounts payable with respect to Dividend Equivalents will not be paid before the Dividend Equivalent or the Award to which it relates vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 15, appropriate adjustments will be made to the Participant’s Award and the associated Dividend Equivalent so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award.
14.
Transferability of Awards. Unless determined otherwise by the Administrator (and subject to the provisions of Section 6(a)), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
15.
Adjustments; Dissolution or Liquidation; Merger or Change in Control.
a.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award and the numerical Share limits in Section 3 of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always will be a whole number.
b.
Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or a Stock Appreciation Right) or vested (with respect to an Award other than an Option or a Stock Appreciation Right), an Award will terminate immediately prior to the consummation of such proposed action.
c.
Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 15(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable

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for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this subsection 15(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. For the avoidance of doubt, the Administrator may determine that, for purposes of this subsection 15(c), the Company is the successor corporation with respect to some or all Awards.

Notwithstanding anything in this subsection 15(c) to the contrary, and unless otherwise provided by the Administrator or under an Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this subsection 15(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this subsection will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

d.
Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director, in the event of a Change in Control, the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.
16.
Tax.
a.
Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state, and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
b.
Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (vi) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

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c.
Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any responsibility, obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.
17.
No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
18.
Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.
Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the third (3rd) business day following the date of its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date of the initial Board (or its designated Committee) action to adopt the Plan unless terminated earlier under Section 20 of the Plan.
20.
Amendment and Termination of the Plan.
a.
Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
b.
Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
c.
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.
Conditions Upon Issuance of Shares.
a.
Legal Compliance. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock or share exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
b.
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

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23.
Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. The stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
24.
Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, each Award granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s clawback policy in effect as of the date such Award is granted or any other clawback policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws) (in each case, a “Clawback Policy”). The Administrator may require a Participant to forfeit, return, or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of any applicable Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

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APPENDIX C

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Employee Stock Purchase Plan of NETGEAR, Inc.

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) Plan (“Non-423(b) Component”) which do not qualify under Section 423(b) of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 unless the offering is made under the Non-423(b) Component of the Plan.
2.
Definitions.
2.1.
“Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
2.2.
“Board” shall mean the Board of Directors of the Company.
2.3.
“Change of Control” shall mean the occurrence of any of the following events:
2.3.1.
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
2.3.2.
The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
2.3.3.
The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
2.3.4.
A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company, as applicable, as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.
2.4.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
2.5.
“Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b).
2.6.
“Committee” means a committee appointed by the Board.
2.7.
“Common Stock” shall mean the common stock of the Company.
2.8.
“Company” shall mean NETGEAR, Inc., a Delaware corporation.

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2.9.
“Compensation” shall mean all base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation. The Administrator may establish, in its discretion and on a uniform and nondiscriminatory basis, a different definition of Compensation prior to an applicable Offering Date, which definition may vary among Participants who are participating in separate Offering Periods or the Non-423(b) Component of the Plan.
2.10.
“Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.
2.11.
“Director” shall mean a member of the Board.
2.12.
“Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except for certain employees of certain Designated Subsidiaries that are participating in the Non-423(b) Component of the Plan that the Administrator may, from time to time, designate as ineligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.
2.13.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.14.
“Exercise Date” shall mean February 15 and August 15 of each year, or the immediately preceding Trading Day if February 15 or August 15 is not a Trading Day.
2.15.
“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:
2.15.1.
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;
2.15.2.
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
2.15.3.
In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.
2.16.
“Offering Date” shall mean the first Trading Day of each Offering Period.
2.17.
“Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, and commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding Trading Day if August 15 or February 15 is not a Trading Day. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.
2.18.
“Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
2.19.
“Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.
2.20.
“Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.
2.21.
“Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

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2.22.
“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.
3.
Eligibility.
3.1.
Offering Periods. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.
3.2.
Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.
Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.
5.
Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Offering Date.
6.
Payroll Deductions.
6.1.
At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
6.2.
Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.
6.3.
All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
6.4.
A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.
6.5.
Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.
6.6.
At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the employing Designated Subsidiary, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to

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meet applicable withholding obligations, including any withholding required to make available to the Company or the employing Designated Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.
7.
Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 10,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.
8.
Exercise of Option.
8.1.
Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
8.2.
If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.
9.
Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator, including by means of electronic notice.
10.
Withdrawal.
10.1.
A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date for an Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.
10.2.
A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.
11.
Termination of Employment. Upon a participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the

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Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.
12.
Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.
13.
Stock.
13.1.
Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 4,500,000 shares of Common Stock.
13.2.
Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.
13.3.
Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.
14.
Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.
15.
Designation of Beneficiary.
15.1.
A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
15.2.
Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15.3.
All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.
16.
Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.
Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.
18.
Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
19.
Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.
19.1.
Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock

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dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
19.2.
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
19.3.
Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall occur before the date of the Company’s proposed Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.
Amendment or Termination.
20.1.
The Administrator may at any time and for any reason terminate, amend or suspend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
20.2.
Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
20.3.
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
20.3.1.
increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
20.3.2.
shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
20.3.3.
allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.
Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the

100	2025 PROXY STATEMENT

person, designated by the Company for the receipt thereof.
22.
Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.
Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 20 hereof.

2025 PROXY STATEMENT	101

102	2025 PROXY STATEMENT

NETGEAR, INC. 350 EAST PLUMERIA DRIVE SAN JOSE, CA 95134 ATTN: CORPORATE SECRETARY VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NTGR2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 29, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V46448-P044S PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NETGEAR, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Charles (CJ) Prober 1b. Sarah S. Butterfass 1c. Laura J. Durr 1d. Shravan K. Goli 1e. Bradley L. Maiorino 1f. Janice M. Roberts 1g. Thomas H. Waechter Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. 3. Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature (Joint Owners) Date Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. V46449-P04481 NETGEAR, INC. Annual Meeting of Stockholders May 30, 2024 10:00 AM Pacific Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Charles (CJ) Prober and Bryan D. Murray, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/NTGR2024, at 10:00 AM, PDT on May 30, 2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

2025 PROXY STATEMENT	103